Management System Guideline

Market Information Abuse (Issuers)



November 30th, 2018

Approved by the Board of Directors of Eni SpA on October 25th, 2018, upon the proposal of the Chief Executive Officer, previous favorable opinion of the Control and Risk Committee.

The English text is a translation from the Italian. For any conflict or discrepancies between the two texts the Italian document shall prevail.

msg-c-aim-eni spa-eng-r01

Information is a strategic corporate asset and must therefore be managed in such a way as to safeguard the company's interests. Moreover, the correct disclosure of information is the basis for the orderly functioning of financial markets and their development, contributes to Eni's reputation and reinforces investor trust in the company.

This Management System Guideline ("MSG") updates the previous internal rules, incorporating the provisions of the recent reform of the European regulations concerning market abuse within the scope of application of the MSG. It governs the internal management and the external communication of Eni Inside Information, as well as the specific obligations and prohibitions laid down by the relevant European regulations, so as to give Eni and all Eni's People a uniform, clear and comprehensive reference framework of the regulatory requirements and other obligations to safeguard the market and Eni.

The MSG is intended to make Eni's People aware of the value of information and the consequences that may derive from poor management of that information.

In particular, this MSG and the associated annexes provide principles of conduct for the internal management and external communication of Company Information in general and govern: (i) prohibitions on the insider dealing and on the unlawful disclosure of Inside Information; (ii) the internal management and the external disclosure of Eni Inside Information; (iii) the rules of conduct concerning transactions in Eni Financial Instruments carried out by persons who perform administration, control or management functions within Eni Issuers ("Relevant Persons"), as well as Persons Closely Associated with them (so called rules on "Managers' Transactions", formerly known as "Internal Dealing").

The rules of conduct established by this MSG and the associated annexes have been adopted to ensure compliance with the legal, regulatory and self-disciplinary measures governing this field in order to protect shareholders, investors, the market and Eni, also to prevent the unlawful conducts that give rise to liability.

In order to facilitate the application of the rules concerning the identification of Eni Inside Information, a mapping of the Eni Relevant Information is provided, along with supporting examples.

Roberto Ulissi
Senior Executive Vice President
Corporate Affairs and Governance Department

Contents

1. INTRODUCTION

1.1 Purpose of the document

This MSG, approved by the Board of Directors[a] of Eni SpA on a proposal of the Chief Executive Officer, having obtained a favourable opinion from the Control and Risk Committee, implements, for the part under the responsibility of the Corporate Affairs and Governance department (DIASOG)[b], the rules concerning the abuse of market information and transactions in Financial Instruments contained in the European Regulation on Market Abuse (Regulation 596/2014/EU of 16 April 2014; hereinafter, also "**MAR**") and the associated delegated and implementing rules, taking account of the guidelines of the European Securities and Markets Authority (hereinafter, also "**ESMA**") as well as the regulations and recommendations of Consob[c].

The meaning of the terms in capital letters in this MSG, whether singular or plural, where not otherwise defined, and the regulatory framework of the MSG, are indicated, respectively in sections 10 and 11 below.

(a) This MSG also implements the recommendations referred to in Article 1, paragraph 1.C.1, letter j) of the Italian Corporate Governance Code, which Eni SpA has adopted, in accordance with which the Board of Directors "in order to ensure the correct handling of company information, adopts, upon a proposal of the managing director or the chairman of the Board of Directors, internal procedures for the internal handling and disclosure to third parties of information concerning the issuer, having special regard to price sensitive information". The Corporate Governance Code also recommends, in the comments to Article 1, that "issuers adopt internal procedures for handling, safely and confidentially, information relating to them, notably price sensitive information. Such a procedure is also aimed at preventing that its disclosure occurs in an untimely manner or selectively (i.e. anticipated only to certain persons, such as shareholders, journalists or analysts) or in an incomplete or inadequate manner.". Eni SpA has adopted regulatory provisions governing the matter since 2006.

(b) For the remaining areas covered by the MAR, in particular those regarding market manipulation, the obligations of participants in the emission allowance market and Financial Instruments other than Eni Financial Instruments (including derivative instruments on commodities and on emission allowances or auctioned products based thereon), please refer to the internal rules under the responsibility of the Integrated Compliance department (DICOMP). With regard to the provisions concerning the application of Regulation 1227/2011/EU on wholesale energy market integrity and transparency (so-called REMIT), please refer to the internal rules under the responsibility of the Integrated Compliance department (DICOMP). Finally, for detailed provisions regarding processes on specific matters governed by the MAR (e.g. rules governing the functions of the Chief Financial Officer with regard to periodic financial reports and the strategic plan), please refer to other interal rules.

(c) With regard to the listing of the Eni Financial Instruments on the NYSE, US regulations establish obligations similar in part to those of the MAR. In particular, they provide for an obligation to promptly disclose to the public any "material" information (that is, information that can reasonably be considered to have an impact on Eni Financial Instruments, similarly to Eni Inside Information) or in the case in which rumours or unusual trading activity reasonably suggest a leak of information, taking account of the opening/closing times of the NYSE and the rules laid down by the SEC and the NYSE on the matter, including with reference to press releases on bond issues reserved to professional investors in the United States. For the detailed regulation of these issues is contained in rules under the responsibility of the Corporate Affairs and Governance department (DIASOG).

1.2 Scope of application and implementation modalities

From the **subjective** point of view, this MSG applies to Eni SpA and, where not otherwise specified, without exceptions, to the Subsidiaries (subject to adoption and without prejudice to the provisions in this section).

Foreign Subsidiaries shall apply this MSG in compliance with local regulations.

Subsidiaries whose activities are regulated or supervised (such as, for example, credit institutions) shall apply this MSG in compliance with the applicable law.

Subsidiaries directly subject to the MAR by virtue of their nature (such as Eni Issuers other than Eni SpA) shall apply this MSG and issue their own internal rules establishing the procedures for its implementation in accordance with their organisational structure.

This MSG is immediately applicable for Eni SpA.

Subsidiaries shall ensure the adoption of this MSG promptly and, in any event, no later than 60 days after its issue or by and no later than 60 days from their establishment, if subsequent to the issue of the MSG, in accordance with the methods described in the Management System Guideline Regulatory System.

From the **objective** point of view, the following Financial Instruments are relevant for the purposes of the application of this MSG [(d)]:

a) those admitted to trading on a Regulated Market or for which a request for admission to trading on a Regulated Market has been made;

b) those traded on a Multilateral Trading Facility ("MTF"), admitted to trading on an MTF or for which a request for admission to trading on an MTF has been made;

c) those traded on an Organised Trading Facility ("OTF");

d) Financial Instruments other than those specified in letters (a), (b) or (c) above whose price or value depends on the price or value of a Financial Instrument referred to in the aforementioned letters, or has an effect on this price or value including, but not exclusively, credit default swaps and financial contracts for difference.

This MSG applies to the Financial Instruments referred to in the previous points, even if the conduct regarding those Financial Instruments takes place outside Regulated Markets, MTFs or OTFs (so-called OTC trading).

This MSG applies to conduct regarding the preceding Financial Instruments wherever it occurs.

This MSG, consistent with the time limits for application indicated above, cancels the MSG "Market Abuse" approved by the Board of Directors of Eni SpA on 29 October 2012 and the associated annexes; and the Professional Operation Instruction "Procedures for registering persons with access to inside information" of Eni SpA of 6 November 2014.

(d) See definition of Financial Instruments in section 10 of this MSG.

2. COMPANY INFORMATION AND INSIDE INFORMATION

For the purposes of this MSG, the relevant category of information is Company Information, including, in particular, Inside Information and Eni Inside Information.

The diagram below indicates the scope of application of the provisions of the MSG in relation to the aforementioned categories of information.


COMPANY INFORMATION
INSIDE INFORMATION
ENI INSIDE INFORMATION
PRINCIPLES OF CONDUCT
PROHIBITIONS AND SANCTIONS
OBLIGATIONS (ASSESMENT, INTERNAL MANAGEMENT AND THE EXTERNAL DISCLOSURE)

2.1 Company Information

Company Information consists of any data or other information functional to working activity.

Company Information includes not only information originated within Eni but also information from external sources that has been acquired during Eni's activity. Company Information, unless owned by third parties, is the property of Eni.

Company Information and Inside Information

Company Information is an essential component of corporate resources and must be safeguarded and managed, considering the strategic and competitive value it represents for the company.

The rules governing concerning the security measures to be adopted to safeguard Company Information are contained in specific internal rules, issued by the Central Security department, with the involvement of the competent departments for the activities concerning them.

2.1.1 General principles of conduct

Eni and Eni's People are obliged to manage Company Information in compliance with the principles of conduct specified below and those referred to in section 2.3, as well as to be aware of and comply with other internal rules in this area and any other obligations imposed by law (e.g., regulations concerning the processing of personal data).

Specifically:

a) whoever produces or otherwise possesses Company Information is responsible for guaranteeing its correct use;

b) Company Information shall be managed in confidentially and in accordance with the need-to-know principle, i.e. granting access to Eni's People only for reasons connected with their assigned duties or the professional contractual relationship with Eni;

c) the public disclosure of Company Information shall be authorised and, as required, shall be carried out in compliance with the law and any applicable internal rules. Any statement by Eni management concerning Company Information shall, in any case, be guided by the criteria of prudence in order to not raise expectations or generate misleading effects.

2.2 Inside Information

Inside Information[1] is a specific category of information identified and governed by the MAR.

For the purpose of this MSG, it is information of a precise nature, which has not been made public, relating directly or indirectly to one or more **Issuers** or one or more **Financial Instruments** and which, if it were made public, would be likely to have a significant effect on the prices of those Financial Instruments or on the price of related derivative Financial Instruments.

[1] See Article 7 of the MAR.

Company Information and Inside Information

Information relating to an Issuer refers to information about the Issuer and/or the Subsidiaries, or the assets, people and activities[2] of the Issuer.

For the purposes of designating information as Inside Information, the information, as well as **not having been made public**[3]:

- is of a **precise nature**, if the information: (i) if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur[4]; (ii) it is specific enough to enable a

[2] Including any activities involving derivative instruments on commodities, emission allowances or auctioned products based thereon.

[3] As indicated by the Consob Guidelines, for the purpose of assessing the public nature of Inside Information "the principle that the issuer makes the information public with the methods laid down by the regulations is, however, central". On this point, see paragraph 4.1 of this MSG. In addition, Consob Guidelines clarify that "in the process to assess whether or not an information is already public, the issuer evaluates also the information disclosed by third parties on the matter underneath the information. [...] it should be excluded, however, that the information may be deemed public, pursuant to the MAR, until the same is disclosed to the public by the issuer itself with the proper modalities. In fact, even if a specific information has been disclosed to the public by financial analysts, journalists, observers, etc., only the issuer, usually, has the certainty on the real situation". Pursuant to Consob Guidelines (paragraph 4.3.3), if Eni Inside Information "is anticipated to the market by press agencies assuring that the source of the information is the Issuer itself, the information may be considered public, with reference to its nature, and, therefore, can not be deemed an Inside Information. Notwithstanding the above, the Issuer is still obliged to disclose the information with the specific modalities provided by the applicable provisions. Conversely, if the source indicated by the press agencies is not the issuer but one of its top managers or a source close to the issuer, the information can not be deemed public, considering that the issuer's position continues to remain uncertainty. An external observer, indeed, could not exclude that the top manager or the source close to the issuer has disclosed the information to the press agency for tactical reasons: for instance, in order to push the issue to comment the information or accelerate or slow down the underlying negotiations". Consob Guidelines clarify also that "another case in which the information may be deemed public is when the same information has already been disclosed in accordance with the MAR by other subjects (issuers) involved in the underlying situation. For instance, in case of a corporate acquisition when the information has been disclosed to the public by another issuer who is the counterparty or belongs to the same group as the issuer. A similar case, for instance, is that the information concerns financial reports disclosed by a issuer subsidiary, whose dimensions are so relevant to the issuer's that the information qualified as inside information for the issuer itself. The issuer remains obliged to disclose the information to the public pursuant to modalities and timing provided by the applicable provisions, eventually jointly with the subsidiary. Furthermore, Consob Guidelines precise that "in the process to assess if the information is already public, in which case it would not constitute an inside information, the issuer takes into account the information concerning the underlying situation already disclosed by issuer itself, especially in the case of "protracted processes". In such cases, the issuer takes into account the degree of probability that, in the previous communications to the public, it has associated to the realization of the underlying situation. A sensible variation of such degree of probability may be relevant since such variation is not already been incorporated and reflected on the price of financial instruments. Conversely, an external communication policy which has already directed the investor expectations to the real perspectives of the issuer's projects decreases the chances that the current status of the same is an inside information. Similarly, an external communication policy based on more frequent information on the performance on management decreases the chances that the current performance of the management constitutes an inside information".

[4] As indicated by the Consob Guidelines, "the condition indicates that could also assume a inside nature those events (circumstances) that have not yet occurred (come into existence) but that can be expected to occur (come into existence)". In statistical terms, this means that information can have a precise nature even if it refers to an event that is not yet certain, namely 100% sure. Given that the precise nature of the information is assessed on a case-by-case basis and depends on the information itself and the context in which it occurs, a number of points of a general nature can be identified. In deciding whether a series of circumstances exists or any event has occurred, a key element is whether certain or objective evidence exists. In other words, the information must not regard rumours or mere conjecture without any substance. In considering whether it can reasonably be expected that the circumstances to which the information refers will materialise or that the event to which the information refers will occur, a key issue is whether it is possible to arrive at this conclusion on the basis of the information available at the time when the assessment is made, i.e., based on forecasts. Every stage of a protracted process can constitute information of a precise nature, as can the protracted process itself. For example, in the case of a takeover bid,

conclusion to be drawn as to the possible effect of that set of circumstances or event referred to under point (i) on the prices of the Financial Instruments[5]. In this regard, in the case of a **protracted process** that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. An intermediate step of a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria provided by the definition of Inside Information[6];

- it were made public, would be likely to have **a significant effect on the prices** of the Financial Instruments, namely information a reasonable investor would be likely to use as part of the basis of his or her investment decisions (**so-called material information**)[7].

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the fact that, at the end of the process, the offer is not launched does not imply that the project of approaching the target company may not of itself constitute information of a precise nature. In addition, it is not necessary for the information to be complete in order to be considered of a precise nature. For example, the project of approaching the target company through a takeover bid can be considered information of a precise nature even if the bidder has not yet decided the price of the takeover bid. Similarly, information can be considered of a precise nature even if it refers to alternative situations. For example, the fact that the issuer has not yet decided for which of two companies to launch a takeover bid does not necessarily imply that this information does not have a precise nature". The Consob Guidelines add that the condition in question "regards the circumstances or future events with regard to which, on the basis of an overall assessment of the evidence already available, there is a concrete possibility that they may arise or occur. This holds irrespective of the extent of the effects that this set of circumstances or events may have on the price of the financial instruments in question: this latter element regards the different condition of the 'materiality' of the information".

[5] As indicated by the Consob Guidelines "this condition could occur, for example, in two situations. The first situation occurs when the information is such as to enable a **reasonable investor to take an investment decision without risk or, in any event, with a very low risk**, for example such as when the investor is able to estimate with sufficient confidence how the information, once made public, would influence the price of the respective financial instruments or associated derivatives. For example, if the investor knows that a specific issuer is about to be subject to a takeover bid, this investor could anticipate an increase in the price of the shares when the news becomes public. The second situation is when it is probable that the information could be exploited immediately on the market: for example, when it is probable that, at the time of its publication, participants in the market would operate on the basis of that information. To a certain extent, the precise nature condition is linked to the materiality condition (see below) and shows how the possible effect of the event on the prices of the financial instrument could also concern derivative financial instruments. This means, for example, that could be of a precise nature an information regarding an event whose possible impact on the share price is not yet known, but whose impact on the volatility of the instrument is clear. The change in volatility has a direct impact on the price of derivative financial instruments". Moreover, in general, this condition "is met regardless of the direction (increase or decrease) in which the price variation may occur: the condition does not require that it must be possible to deduce from the information, with a sufficient degree of probability, that the potential influence of the information on the prices would be in a certain direction".

[6] In accordance with Recital no. 17 of the MAR, "Information which relates to an event or set of circumstances which is an intermediate step in a protracted process may relate, for example, to the state of contract negotiations, terms provisionally agreed in contract negotiations, the possibility of the placement of financial instruments, conditions under which financial instruments will be marketed, provisional terms for the placement of financial instruments, or the consideration of the inclusion of a financial instrument in a major index or the deletion of a financial instrument from such an index".

[7] The Consob Guidelines, in citing Recital no. 14 of the MAR, make clear that "Reasonable investors base their decisions on the information already available publicly and consider: (i) the impact of the information in the light of the totality of the activity of the issuer (ii) the importance of the information with regard to the main determinants of the price of the financial instrument (iii) the reliability of the information source (iv) any other market variables likely to affect the financial instruments in such situation (prices, yield, volatility, liquidity, correlations with other financial instruments, quantities traded, supply, demand etc.)". Moreover, in accordance with the Consob Guidelines "in order to establish the existence of the 'likely significant effect

2.2.1 Eni Inside Information

Within the category of Inside Information, a distinction is made for information that directly[8] concerns the Eni Issuer ("**Eni Inside Information**").

Such information shall be managed and disclosed to the public as soon as possible in accordance with the sections 3, 4, and 5 below.

Information that **directly** concerns the Eni Issuer is information originated by Eni or freely available to it[9].

For an example of Inside Information that directly concerns the Eni Issuer, please refer to **Annex B**[10].

The principles of conduct and legal prohibitions regarding insider dealing and unlawful disclosure of Inside Information apply to the Inside Information of both Eni and third parties.

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on prices", it is necessary to conduct an analysis based on forecasts. This involves estimating the degree of probability with which an effect on the prices can reasonably be expected. "Likely" means that, on one hand, the mere possibility that the information has an effect on prices is not sufficient and, on the other, that a degree of probability close to certainty is not necessary. To establish the "significance" of the movement in prices, quantitative criteria or fixed thresholds alone are not suitable. For example, indeed, the volatility of blue-chip shares is typically lower than that of smaller issuers or less liquid shares. Broad swings in prices are rare for blue-chips, but this does not mean that smaller percentage changes in share prices cannot be considered significant. Some useful indicators that can be considered in assessing if information could have a significant effect on prices are whether: (i) the type of information is the same as information that has had a significant effect on prices in the past; (ii) previous research or opinions of financial analysts indicate that the type of information is price sensitive; or (iii) the issuer has already treated similar information as inside information. These factors are only indicators that must not be considered definitive proof of the materiality of the information. The issuer must take account of the fact that the materiality of the information varies significantly from company to company, depending on multiple factors, such as the size of the company, recent developments and market sentiment concerning both the company and the industry in which it operates. Moreover, what is material varies depending on the type of financial instrument. For example, information can be 'material' for an issuer of equity financial instruments and not be so for an issuer of debt instruments only. The financial literature offers several methods for estimating the materiality of information that has not yet been made public and is characterised by elements of uncertainty. Some of these methods are based on the identification of what the value of the information will be when the underlying event occurs multiplied (i.e. discounted) by the probability that the underlying event will occur. If, for example, the issuer is working on a possible acquisition that, once decided, will increase the value of its shares by 20% and the probability that this decision is taken is indicatively equal to 50%, it can be estimated that, should this information be made public today by the issuer, it would immediately have an impact of 10% on the current market price (0.20 * 0.50 = 0.10). The more likely the acquisition, the greater its actual 'materiality'".

[8] In accordance with the Consob Guidelines "The four conditions shall be be assessed separately even when in the circumstances of the specific case they are intrinsically linked to each other (as could happen, for example, for the condition of "materiality" and for that of "precise nature").

[9] Any obligations to communicate the Inside Information regarding the 'commodity derivatives and emission allowances or auction products based thereon (article 7, paragraph 1, letters b) and c) MAR) - other than cases regulated by this MSG that fall under the Inside Information referred to in article 7, paragraph 1, letter a) of the MAR, described in paragraph 2.2 -are governed by different internal rules pertaining to the Integrated Compliance Department (DICOMP).

[10] In order to facilitate the identification of Eni Inside Information, every Eni's People shall promptly notify the Business Area Manager of information that he or she believes can be qualified as Eni Specific Relevant Information or as Eni Inside Information (see below paragraph 3).

2.3 Principles of conduct with regard to Inside Information

Inside Information is subject to specific safeguards so that (i) access is denied to Eni's People other than those who require that information in order to perform their functions within Eni and (ii) the Eni's People who have access to such information are fully aware of the legal duties arising from it and the possible penalties applicable in the event of insider dealing or unlawful disclosure.

Eni's People are obliged, within the sphere of their duties, to manage Inside Information properly and to be aware of and comply with internal rules on market abuse, including this MSG and internal rules on the management of Company Information and the documents that contain it, with particular reference to the managing of information that could become Inside Information.

All obligations imposed by law are understood to be incorporated in this MSG.

The security measures to be adopted to safeguard Inside Information are contained in specific internal rules, issued by the Central Security department, with the involvement of the competent departments with regard to the activities concerning them[11].

Once information has been designated as Inside Information, it is necessary to comply with the following principles of conduct:

a) confidentiality obligations. In contractual relationships with third parties, appropriate clauses concerning the confidentiality of information, including Inside Information, must be envisaged for the relationship itself. It is also expressly **prohibited to give interviews or release statements concerning Inside Information** or **that could cause Inside Information to be leaked,** or to refer to Inside Information without due caution in public places or places open to the public. Disclosure of Inside Information to third parties must be expressly authorised in compliance with the rules and internal organisational structure governing the handling of Inside Information and, in any case, must be conducted within the limits established by law and this MSG;

b) compliance with the ***need-to-know*** principle, i.e. granting access to Inside Information only to Eni's People for reasons connected with their assigned duties or

[11] Eni's People with access to Inside Information not directly referring to Eni can assess, with the support of the Compliance AIM function, the advisability of adopting any specific and additional precautionary measures to safeguard the Information (for example, a list of persons who have access to the Inside Information and communication of rules of conduct, minuting obligations etc.).

the professional contractual relationship with Eni[12]. In particular, the Eni's People shall have access to the Inside Information **strictly necessary to perform their assigned duties and for the time strictly necessary to perform those duties**. They shall manage and store such information: (i) in accordance with rules of **professional prudence and diligence commensurate with their assigned duties or position**; (ii) with **appropriate measures to avoid unauthorised third parties from becoming aware** of Inside Information, arranging the prompt storage of the documentation concerning the Inside Information as soon as the specific need for which they have acquired this Inside Information no longer applies. Any disclosure of Inside Information shall, in any event, adopt all necessary precautions so that this information can circulate without jeopardising its confidential nature (for example, printing and reproduction on a photocopier, **must be diligently supervised**). **Unless they do not already owe a duty of confidentiality based on a law, a regulation, articles of association or a contract, Eni's People who, in the normal exercise of their employement, profession or duties, access or have had access to Inside Information, shall sign specific confidentiality undertakings concerning the management of Inside Information, without prejudice to the storage and/or destruction of the documents containing them (in addition to being entered on the Insider List, should the relevant conditions apply);**

c) prohibition on insider dealing, or attempted insider dealing, Inside Information or unlawfully disclosing Inside Information (see paragraph 2.4 below).

Eni's People in possession of Inside Information are responsible for the proper management of the Inside Information within the **sphere of their activities and responsibilities**. Eni SpA and Eni Issuer Subsidiaries, as part of the more general policies concerning the management and safeguarding of confidential information flows, shall provide training programmes for Eni's People to raise awareness of the conduct to be adopted, including in their contacts with members of the financial community, the media and third parties in general.

[12] This means that Inside Information shall be circulated with particular caution and attention, avoiding the disclosure of Inside Information beyond the effective corporate requirements. For example: (i) in the use of email, addressing communications to Eni's People who do not need to know the Inside Information shall be avoided; (ii) Inside Information shall not be addressed to shared email addresses (for example, "Mbx" addresses), not shall it be circulated to wider distribution lists than necessary.

2.4 Insider Dealing and Unlawful Disclosure of Inside Information[13]

It is prohibited to engage in, or attempt engage in, insider dealing[14] or unlawfully disclose Inside Information[15].

The provisions of paragraphs 2.4.1 and 2.4.2 apply to any person who (i) is a member of the administrative, management or control body of an Issuer; (ii) has a holding in the capital of the Issuer; and (iii) has access to Inside Information in connection with the performance of that person's employment, profession or duties.

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[13] For the purposes of the prohibition on insider dealing or unlawful disclosure of Inside Information, Article 9 of the MAR ("Legitimate behavior") sets out certain rebuttable presumptions. More specifically, it shall not be deemed from the mere fact that: (1) "a legal person is or has been in possession of Inside Information that that person has used that information and has thus engaged in insider dealing on the basis of an acquisition or disposal, where that legal person: (a) has established, implemented and maintained adequate and effective internal arrangements and procedures that effectively ensure that neither the natural person who made the decision on its behalf to acquire or dispose of Financial Instruments to which the information relates, nor another natural person who may have had an influence on that decision, was in possession of the Inside Information; and (b) has not encouraged, made a recommendation to, induced or otherwise influenced the natural person who, on behalf of the legal person, acquired or disposed of Financial Instruments to which the information relates"; (2) "a person is in possession of Inside Information that that person has used that information and has thus engaged in insider dealing on the basis of an acquisition or disposal where that person conducts a transaction to acquire or dispose of Financial Instruments and that transaction is carried out in the discharge of an obligation that has become due in good faith and not to circumvent the prohibition against insider dealing and: (a) that obligation results from an order placed or an agreement concluded before the person concerned possessed inside information; or (b) that transaction is carried out to satisfy a legal or regulatory obligation that arose, before the person concerned possessed Inside Information."; (3) "a person is in possession of Inside Information that that person has used that information and has thus engaged in insider dealing, where such person has obtained that Inside Information in the conduct of a public takeover or merger with a company and uses that Inside Information solely for the purpose of proceeding with that merger or public takeover, provided that at the point of approval of the merger or acceptance of the offer by the shareholders of that company, any Inside Information has been made public or has otherwise ceased to constitute Inside Information. This paragraph shall not apply to stake-building."; (4) "a person uses its own knowledge that it has decided to acquire or dispose of financial instruments in the acquisition or disposal of those financial instruments shall not of itself constitute use of Inside Information." Notwithstanding paragraphs (1) to (4) above, Article 9 also provides that "an infringement of the prohibition of insider dealing set out in Article 14 may still be deemed to have occurred if the Competent Authority establishes that there was an illegitimate reason for the orders to trade, transactions or behaviours concerned". Moreover, in accordance with Recital no. 24 of the MAR "**Where a legal or natural person in possession of Inside Information acquires or disposes of, or attempts to acquire or dispose of, for his own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates, it should be implied that that person has used that information. That presumption is without prejudice to the rights of the defence. The question whether a person has infringed the prohibition on insider dealing or has attempted to commit insider dealing should be analysed in the light of the purpose of this Regulation, which is to protect the integrity of the financial market and to enhance investor confidence, which is based, in turn, on the assurance that investors will be placed on an equal footing and protected from the misuse of Inside Information.**"

[14] See Article 8 of the MAR.

[15] See Article 10 of the MAR.

The rules also apply to anyone who possesses Inside Information under circumstances other than those referred to above[16], where that person knows or ought to know that the information is Inside Information[17].

2.4.1 Insider dealing

Insider dealing occurs when a person uses Inside Information by acquiring or selling, for its own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates.

The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates where the order was placed before the person concerned possessed the Inside Information shall also be considered to be insider dealing.

Insider dealing also occurs when a person, acting on the basis of a recommendation or inducement of another person, whether natural or legal, in possession of Inside Information, (i) acquires or disposes of Financial Instruments to which that information relates or (ii) cancels or amends an order concerning a Financial Instrument to which that information relates. Insider dealing also occurs where the person acting upon the recommendation or inducement knows or ought to know that it is based upon Inside Information[18].

2.4.2 Unlawful disclosure of Inside Information

The unlawful disclosure of Inside Information arises where a person possesses Inside Information and discloses to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties[19].

[16] Pursuant to Article 8, paragraph 4, letter d) of the MAR, the provisions also apply to any person who possesses inside information as a result of being involved in criminal activities.
[17] See Article 8 of the MAR. In the case of a legal person, the provisions shall also apply, in accordance with national law, to the natural persons who participate in the decision to engage in insider dealing for the account of the legal person concerned.
[18] By way of example, Financial Instruments to which Inside Information refers cannot be acquired and/or disposed of on the basis of information concerning: (i) on the imminent agreement of a large supply contract with a counterparty; (ii) on the imminent launch of a takeover bid by Eni.
[19] See Article 10 of the MAR. As provided for in section 3.3 of this MSG, when an Eni Issuer or a person who acts in its name or on its behalf discloses Eni Inside Information to third parties in the exercise of an employment, a profession or duties, they must make complete and effective public disclosure of that information (i) simultaneously in the case of an intentional disclosure, and (ii) promptly in the case of a non-intentional disclosure, unless the person receiving the information owes a duty of confidentiality, regardless of whether such duty is based on a law, on regulations, on articles of association, or on a contract (see Article 17, paragraph 8, of the MAR).

The disclosure of the recommendations or inducements referred to in section 2.4.1 is unlawful disclosure of Inside Information where the person disclosing the recommendation or inducement knows or ought to know that it was based on Inside Information[20].

2.4.3 Market Soundings

The disclosure of Inside Information made in the course of a Market Sounding[21] by an Eni Issuer in the role of Disclosing Market Participant shall be considered to be made in the course in the normal exercise of a person's employment, profession or duties **– and does not therefore constitute unlawful disclosure of Inside Information** in accordance with section 2.4.2 – as long as certain operating methods provided for by the MAR and the relevant implementing regulations are adopted[22].

Eni SpA and the Subsidiaries are also subject to specific obligations in the event they receive Inside Information as part of a Market Sounding (i.e., acting in the role of Market Sounding Receiver).

Eni's People shall immediately notify the competent Eni departments of any contact received from third parties in relation to Market Soundings, in accordance with the provisions of Annex A.

Annex A governs the operating methods, roles and responsibilities connected with **conducting or receiving Market Soundings** both as a Disclosing Market Participant and as a Market Sounding Receiver[23].

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[20] By way of example, it is prohibited to disclose Inside Information to third parties concerning the following: (i) the imminent agreement of a large supply contract with a counterparty; (ii) the imminent launch of a takeover bid by Eni.

[21] See Article 11 of the MAR.

[22] In the case in which the Market Sounding are conducted by Eni through intermediaries (for instance, banks) the rules on Market Soundings shall apply to the intermediaries, without prejudice, in any event, to the signing of confidentiality agreements between Eni and those intermediaries and other connected obligations laid down in Eni's internal rules where necessary.

[23] See, in particular, the ESMA GUIDELINES 2016/1130 for Market Sounding Receivers (which can be found at the following link https://www.esma.europa.eu/sites/default/files/library/2016-1130_final_report_on_mar_guidelines.pdf) as regards: (i) the factors that the Eni's People must consider when the information is disclosed to them as part of a Market Sounding for the purpose of being able to assess whether the information is Inside Information; (ii) the measures that these Eni's People must adopt where Inside Information has been disclosed to them for the purpose of complying with Articles 8 and 10 of the MAR; as well as (iii) the records that these Eni's People must keep to demonstrate compliance with Articles 8 and 10 of the MAR.

3. PROCESS FOR THE INTERNAL MANAGEMENT AND EXTERNAL DISCLOSURE OF ENI INSIDE INFORMATION

In order to ensure compliance with the obligations provided for by the MAR concerning the management and external disclosure of Eni Inside Information, the following process must be applied.

The process is outlined in the following chart[24].

[24] As indicated in section 1.1 and without prejudice to the provisions of section 4.2 of this MSG, with reference to the Eni Issuers other than Eni SpA and the Inside Information that directly and exclusively concerns their sphere of activity, the process shown in the diagram must be set out in specific internal rules of the Issuer that govern implementation procedures consistent with its organisational structure.

Process for the internal management and external disclosure of Eni Inside Information


The Business Area Manager identifies, among the Types of Eni Relevant Information, the Eni Specific Relevant Information (that is, information that, at a later time, even close, could assume the nature of Eni Inside Information) under his/her responsibility and creates, with the support of the Compliance AIM function, a list containing the names of people who have access to this information ("Relevant Information List – RIL")
When the Business Area Manager thinks that the Eni Specific Relevant Information may assume the nature of Eni Inside Information, he/she consults Investor Relations (1), External Communication and Media Relations, Office of the Company Secretary and Compliance AIM (2) for prior consultation
If, following the consultation, the Business Area Manager thinks that the information is an Eni Inside Information or there are doubts about this (3)
CEO of Eni SpA, having consulted the CFO, assesses whether the Information is an Eni Inside Information (4)
Non-Inside Information
Inside Information
If the Business Area Manager thinks, with reasonable certainty, that it is not an Eni Inside Information
Business Area Manager, in which the information has been originated, monitors the development of the situation for any new communication
Delay disclosing Eni Inside Information to the public with CEO (or Board of Directors) authorisation when the conditions provided by the law are fulfilled
Price sensitive press release as soon as possible
Business Area Manager, in which the Inside Information has been originated, identifies the referent contact person (Project Leader) for the Insider List before the press release even if there is no delay (Consob Guidelines)
If a press release is still necessary, its approval shall follow the ordinary authorisation phases
Business Area Manager in which the Eni Inside Information has been originated, identifies the referent contact person (Project Leader) for Delay and Insider List fulfilments
Price sensitive press release as soon as possible and notification to Consob of the delay (7)
As soon as the information can or must be made public (6)
If a) an event does not occur; or b) information loses the status of Eni Inside Information (CEO or Board of Directors assessment) a price sensitive press release is not necessary, nor is notification of the delay to Consob (5)

(1) The Finance function provides support for information on matters of debt securities of Eni Issuers.

(2) The Compliance AIM function coordinates with the Financial Regulations Legal Compliance function in the case of Eni Inside Information from activities on derivatives on commodities, emission allowances or auctioned products based thereon.

(3) The Business Area Manager indicates the times of possible disclosure to the public and/or the conditions that justify the delay. In this case, it must be demonstrated that (i) the immediate communication would likely prejudice the legitimate interests of Eni, (ii) the delay in communication would likely not mislead the public, (iii) Eni is able to ensure the confidentiality of the information. On the outcome of the assessments, if positive, notice is given by the Compliance AIM function to the Head of the Corporate Affairs and Governance department.

(4) The assessment of the CEO is communicated to the functions involved in the assessment, including the Business Area Manager, also through one of those functions. where the Eni Inside Information fall within the scope of the resolutions of the BoD of Eni SpA, the assessment of whether the information qualifies as Eni Inside Information and any decision to delay disclosure to the public are in the responsibility of the BoD when adoptiong the resolution itself, on a proposal of the CEO.

(5) It is necessary to insert the appropriate notification in the Insider List and the subjects who had been entered must be informed.

(6) A price sensitive press release is required when the legal conditions for the delay no longer exist; in particular, when a "rumour" explicitly refers to Eni Inside Information, the communication of which has been delayed and the "rumor" is so precise as to indicate that confidentiality is no longer guaranteed.

(7) After the Eni Inside Information has been disclosed to the public, the Eni Issuer gives notice of this delay to the Competent Authority (Consob) in the periods and methods laid down by the applicable laws.

3.1 Identification and assessment of Eni Inside Information


Types of Eni Relevant Information
Specific Eni Relevant Information
Eni Inside Information
MAPPING
MONITORING AND RELEVANT INFORMATION LIST (RIL)
INSIDER LIST AND DISCLOSURE - DELAY

3.2 Eni Relevant Information (Types and Specific Information) and RIL

3.2.1. Types of Eni Relevant Information. Mapping

In order to facilitate the identification of Eni Inside Information, it is necessary to identify Eni Specific Relevant Information in advance. To this end, **Annex B** contains a preliminary mapping, which is in no way meant to be exhaustive, of the **Types of Eni Relevant Information** produced, managed and updated by Compliance AIM function with the support of the single Business Area Manager involved. The Business Area Managers periodically check Annex B with reference to the information for which they are responsible, in order to include any new Types of Eni Relevant Information or amend those already included. Annex B is updated periodically and on the occurrence of new events.

3.2.2. Eni Specific Relevant Information. Monitoring and the RIL

Each Business Area Manager is responsible for the following:

a) identifying Eni Specific Relevant Information from among the Types of Eni Relevant Information[25]. To this end, the Business Area Manager shall be supported by the departments referred to in section 3.3[26];

b) **monitoring the circulation** of Eni Specific Relevant Information, in order to prevent access to this information by persons who have no reason to acquire it, and identification of Eni's People who have access to it. To this end, as a rule, Business Area Managers, also using his own structures, shall notify the Eni SpA's Insider List Officer the names for preparing a RIL[27] and any updates of the RIL, inform the Eni's People entered in the RIL of the confidentiality of the information in their possession and ensure that the circulation of the Eni Specific Relevant Information is restricted to the Eni's People entered in the RIL. Alternatively, depending on the specific nature of the information as well as the levels of segregation and monitoring already adopted, the Business Area Manager shall inform the Eni SpA's Insider List Officer of his decision to autonomously arrange for maintaining the RIL for all the Eni Specific Relevant Information that could originate in his area of responsibility and performing the above requirements, without prejudice to the possibility of asking the Eni SpA's Insider List Officer to maintain and update the RIL for specific items of Eni Specific Relevant Information;

c) **monitoring the evolution** of the Eni Specific Relevant Information identified, in order to ascertain the moment in which – in his reasonable assessment - the information takes on characteristics that could render it Eni Inside Information, with the consequent start of the procedure detailed in section 3.3.

For the purposes of identifying that moment, particular attention must be paid to the requirement of "precision" as defined in section 2.2, as well as any further criteria adopted by the respective Business Area Managers (for example, parameters, factors, materiality thresholds, specific conditions, types of situations, factual elements, test of reasonableness)[28].

[25] The information assessed by each Business Area Manager may originate within Eni, including in combination with public information, or from an outside source.

[26] For example, information regarding the acquisition of a company by an Eni Issuer, while falling within the Types of Eni Relevant Information, represents Eni Specific Relevant Information only if it has characteristics that could lead to its designation, at that time or subsequently, as Eni Inside Information (for example, the possibility it could impact the prices of Eni Financial Instruments).

[27] Pursuant to the Consob Guidelines, the RIL, whenever possible, "shall be managed with the same modalities provided for the Insider List with the appropriate adjustments which allows the issuer to monitor the persons who have access to specific relevant information" and the inclusion of the Eni's People who has or has had access to the ENI Specific Relevant Information can be determined also by a notice from the person himself/herself (so-called self-reporting).

[28] Periodic financial reports and the strategic plan are subject to specific internal rules pertaining to the functions of the Chief Financial Officer.

The identification of the moment in which the information assumes the nature of Eni Inside Information[29] shall not be delayed for opportunistic reasons.

3.3. Designation of Eni Specific Relevant Information as Eni Inside Information. Disclosure to the public or delay

The Eni Issuer shall disclose Eni Inside Information to the public as soon as possible.

Furthermore, when an Eni Issuer or a person acting on its account or its behalf **discloses Eni Inside Information to any third party in the normal course of the exercise of an employment, a profession or duties, in accordance with the provisions of the MAR[30], they shall make complete and effective public disclosure of that information**: (i) simultaneously in the case of an intentional disclosure; (ii) promptly in the case of a non-intentional disclosure. **This obligation shall not apply if the person receiving the information owes a duty of confidentiality, regardless of whether such duty is based on a law, on regulations, on articles of association, or on a contract[31].**

Should the Business Area Manager deem that the Eni Specific Relevant Information identified has characteristics such as to **assume the nature of Eni Inside Information**, he shall promptly consult with the departments responsible for Investor Relations (with the support of the Finance department on matters concerning the debt securities of Eni Issuers), for External Communication – Relations with the Media, for the Office of the Company Secretary of Eni SpA and for Compliance AIM (which coordinates with the Financial Regulations Legal Compliance department in the case of transactions involving derivatives on commodities, emission allowances or auctioned products based thereon) – which shall provide their support within their respective areas of responsibility – for a preliminary assessment.

The responsibilities of the departments indicated are the following: (i) **External Communication – Relations with the Media** is responsible for assessing the methods of disclosure, including an assessment of consistency with previous disclosures to the public and rumours as well as the timing of disclosures, in addition to liaising with the other departments

[29] See Consob Guidelines (section 4.7): "For example, if the information becomes Inside Information following a decision of the Board of Directors, the issuer shall not delay in calling a Board meeting. If a previous Board meeting had asked management to present two growth plans for external lines between which it could choose, management, pending the call of a new meeting, shall not delay in designating these plans as Inside Information, where the conditions have been met. If the Issuer receives relevant information informally or through improper channels but is able to verify the authenticity of the information and the source, for the purpose of the designation of the information as Inside Information, the Issuer shall not wait to receive information formally or through the appropriate channels. For the purpose determining whether market abuse has occurred (unlawful disclosure of Inside Information or insider dealing as referred to in Articles 8 and 10 of the MAR), the fact that, at the time the conduct occurred, the Issuer had not designated the information as Inside Information is not conclusive".

[30] Article 10, paragraph 1, of the MAR. See paragraph 2.4.2 of this MSG.

[31] Article 17, paragraph 1, of the MAR.

for the purpose of approving and issuing press releases; (ii) **Investor Relations** is responsible for assessing price sensitivity, namely the potential significant effect of the information on the prices of Eni Financial Instruments (the "investor test") and on market expectations ("consensus"), with the support of **Finance** on matters concerning the debt securities of Eni Issuers, including in relation to the corporate objectives announced to the market; (iii) the **Office of the Company Secretary of Eni SpA** is responsible for assessing compliance with decision-making responsibilities, the completeness of the information, the uniformity of treatment and informational symmetry with regard to Eni Inside Information already disclosed to the market; (iv) **Financial Regulations Legal Compliance** is responsible for assessing any Eni Inside Information deriving from transactions involving derivatives on commodities, emission allowances or auctioned products based thereon; (v) **Compliance AIM** is responsible for support tasks for the compliance to this MSG, as well as any involvement of other competent departments for the activities connected with their respective areas of responsibility.

The assessment shall be conducted **case by case on a substantive basis**.

If, following the preliminary assessment, the Business Area Manager determines that the information is Eni Inside Information, or the Manager or one of the departments involved[32] in the assessment feels that it is possible that the information is Eni Inside Information, the Business Area Manager shall notify this in writing[33] to the Chief Executive Officer of Eni SpA for a final determination, making sure to indicate in the notification:

a) the reasons for which it is felt that certain information constitutes Eni Inside Information;

b) the assessment, for the purpose of sections 4 and 5 below, of whether to disclosure the Eni Inside Information to the public as soon as possible or delay[34]. Such disclosure[35],

[32] Compliance AIM function shall inform the Head of the Corporate Affairs and Governance department of the assessment emerging from the preliminary evaluation before the notification of the Chief Executive Officer, as well as the outcome of the latter's assessment. These communications are also necessary to ensure the information flow through the Secretary of the Board of Directors of Eni SpA to the Board itself in compliance with the latter's decision-making responsibilities in these matters.

[33] Also through other departments involved in the assessment.

[34] For the assessment of the conditions that would justify delaying disclosure to the public, the Business Area Manager shall cooperate with the other departments involved in the assessment.

[35] Disclosure to the public is deemed to have been made as soon as possible when it occurs within the time strictly necessary for (i) preparing the press release in such a way as to enable the public to make a complete and correct assessment of the information and (ii) its subsequent transmission to the System for the Dissemination of the Regulated Information ("**SDIR**") or to the media. The Consob Guidelines clarify that any internal organisational problems, such as the absence of alternates for the Persons who are responsible for taking the decision or overseeing the disclosure, do justify an extension of this time limit. Consistent with the Consob Guidelines, moreover, if the information becomes Inside Information on the Friday after the closure of the markets, for the purpose of the appropriate timing of disclosure, the Eni Issuer shall not take account of the fact that the markets will be closed over the weekend, also in consideration of the possibility that OTC transactions may be conducted. It is therefore the responsibility of the Business Area Manager, with the support of the other departments involved in the assessment where appropriate, to determine (i), before submitting the information to the Chief Executive Officer for his assessment, whether

specifying, in this latter case, the reasons it is believed that the conditions that would justify the delay exist. More specifically, a delay can be authorised when: (i) **immediate disclosure is likely to prejudice the legitimate interests of the Eni Issuer** (ii) **a delay of disclosure is not likely not to mislead the public and** (iii) **the Eni Issuer is able to ensure the confidentiality of the Inside Information whose disclosure to the public is being delayed**. For the purposes of justifying the delay, these conditions must also exist for the individual stages of a protracted process, where these constitute themselves Eni Inside Information[36].

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disclosure to the public can take place within the aforementioned time span; (ii) subsequently, if intervening developments have made this impossible. In the latter case, the Business Area Manager, with the support of the departments involved, shall assess the existence of the conditions that would justify a delay for the purpose of submitting the release for the authorisation of Eni SpA's Chief Executive Officer. Should information become Eni Inside Information at an unforeseeable time or, in any event, very quickly, the period of time considered "as soon as possible" for disclosure to the public shall include the time necessary to enable the (rapid) assessment of any decision to delay disclosure if the conditions for doing so should exist. Consob Guidelines precise, in addition, that, the aforementioned disclosure method shall be used also for the possible "disclosure to the public of information confirming the estimate on the business development formulated by third-party analysts [...] when such estimate is an Inside Information".

[36] The following is a limited illustrative list, taken from the Consob Guidelines and the ESMA Guidelines, of events or circumstances that, taking account of the specific features of any given case, may meet the conditions justifying delay:
(i) **prejudice of legitimate interests:** a) the Eni Issuer is conducting negotiations, where the outcome of such negotiations would likely be jeopardised by immediate public disclosure. Examples of such negotiations may be those related to mergers, acquisitions, splits and spin-offs, purchases or disposals of major assets or branches of corporate activity, restructurings and reorganisations. "Where these negotiations involve two listed companies, in the case of a favourable conclusion, they shall be coordinated in such a way that approval by the competent corporate bodies takes place as soon as possible in order to limit the length of any delay"; b) the financial viability of the Eni Issuer is in grave and imminent danger, although not within the scope of the applicable insolvency law, and immediate public disclosure of the Eni Inside Information would seriously prejudice the interests of existing and potential shareholders by jeopardising the conclusion of the negotiations designed to ensure the financial recovery of the issuer (regardless of whether the financial recovery is "long term" or "short term"); c) the Eni Issuer has developed a product or an invention and the immediate public disclosure of that information is likely to jeopardise the intellectual property rights; d) the Eni Issuer is planning to buy or sell a major holding in another entity and the disclosure of such an information would likely jeopardise the implementation of such plan. Unlike the cases under point a) above, this example includes cases in which the plan has already been decided but negotiations have not yet begun. For the purposes of the application of the condition, evidence is required of the decision taken with a view to attainment of the plan. Given that the list of legitimate interests is not intended to be exhaustive, there may also be other situations of planned actions before the start of the negotiations that may constitute a legitimate interest; e) a transaction previously announced is subject to a public authority's approval, and such approval is conditional upon additional requirements, where the immediate disclosure of those requirements will likely affect the capability of the issuer to meet them and therefore prevent the final success of the deal or transaction. In the case of a takeover bid or an M&A transaction, the legitimate interest does not refer to the announcement itself of the takeover bid or the M&A transaction (when these transactions are announced, the Eni Issuer must provide the public with the appropriate information regarding the pending decisions of the authorities on the approval or authorisation of the transactions, including the existence of possible conditions that could be imposed by these Authorities). A legitimate interest to delay disclosure regards the actual conditions that the Authorities could impose after the announcement as part of the contacts with these Authorities over the course of the authorisation process. These conditions may consist of the sale of part of the activities in a given geographic area, which, for example, could be imposed by the Authority for competitive reasons or, in the case of a supervised entity, involve a capital increase at the request of the respective supervisory Authority. Conversely, a situation in which immediate disclosure to the public would not prejudice the legitimate interests of the Eni Issuer, with the consequent impossibility of delaying immediate disclosure, would be, in the case of the resignation of the Chief Executive Officer, the failure to identify his replacement.
(ii) misleading the public: a) the Eni Inside Information whose disclosure the Eni Issuer intends to delay is materially different from the previous public announcement of the Eni Issuer on the matter to which the inside information refers to; b) the Eni Inside Information whose disclosure the Eni Issuer intends to delay regards the fact that the Eni Issuer's financial objectives are not likely to be met, where such objectives were previously publicly announced; c) the Inside Information whose disclosure

It is understood that, where, during the monitoring, it is detected that one of the condition for the delay is no longer existing, the Eni Issuer shall disclose the Eni Inside Information as soon as possible.

The Chief Executive Officer of Eni SpA, having consulted the Chief Financial Officer of Eni SpA, carries out the final assessment[37] of the inside nature of the information and of any delay in disclosure to the public[38]. This assessment is recorded by the Eni SpA's Insider List Officer using technical means that ensure the accessibility, readability and maintenance on a durable medium of the following information: (i) the date and time when the information became Inside Information; (ii) the date and time when the decision to delay

the Eni Issuer intends to delay is in contrast with the market's expectations, where such expectations are based on signals that the Eni Issuer has previously sent to the market, such as interviews, roadshows or any other type of communication organized by the Eni Issuer or with its approval. In assessing market expectations, it is necessary to take account of market "sentiment", for example, by considering the consensus of financial analysts. A delay in the disclosure of Eni Inside Information shall not be automatically considered as misleading on the basis of the fact that the Eni Inside Information is "material" and, therefore, not being incorporated and reflected in market prices due to the delay, would always mislead the public.

(iii) ensuring confidentiality. This MSG and additional corporate regulations in this area set out a series of measures to safeguard Inside Information internally and externally in order to prevent access to such information by Eni's People other than those who need to access it in the normal exercise of their professional activity or duties. The protective measures, in accordance with ESMA, must be efficient although proportionate to the circumstances of the Eni Issuer and to the number of Eni's People involved in the process concerning the delay of the disclosure of the Eni Inside Information. The more Eni's People are involved in the process and know the Eni Inside Information, the more stringent have to be the measures implemented. These measures shall be effective in ensuring the confidentiality of Eni Inside Information for the purpose of delaying its disclosure, requiring all Eni's People, among others, to comply with stringent confidentiality obligations.

If a rumour is detected that refers explicitly to the Inside Information subject to delay, and if this rumour is sufficiently accurate to indicate that the confidentiality of the information can no longer be ensured, the Eni Issuer shall disclose the information. To this end, the fact that the rumour emerged because of an organisational problem of the Eni Issuer is not relevant.

As already indicated in the MSG, should the Eni Issuer or a person acting in its name or on its behalf, in the normal exercise of its professional activity or duties disclose, intentionally or otherwise, Eni Inside Information to a third party that is not under a duty of confidentiality, the Eni Issuer shall make full and effective disclosure of this information to the public, simultaneously in the case of intentional disclosurse and promptly in the case of unintentional disclosure. On the condition that there is a duty of confidentiality, a justifying relationship or organisational measures capable of segregating the Inside Information, it is possible to selectively inform third-parties in order to avoid the improper internal and external circulation of the information. In order to fully interpret this provision, these third-party subjects may include, among others: (i) consultants and other persons involved in the examination of the matters addressed in the consulting engagement; (ii) persons with which the Eni Issuer is engaged in commercial or financial negotiations; (iii) sector supervisory Authorities; (iv) banks in connection with lending activitis; (v) rating agencies; (vi) the management companies of the markets where Financial Instruments are listed. These persons must be entered in the Insider List where provided for by the respective rules (see MSG, paragraph 5). Eni Issuers shall exercise care in communications with any persons with an interest in developments in corporate activities in the absence of confidentiality agreements or without arranging the simultaneous disclosure of any Eni Inside Information to the public. In the case of Eni Issuers of bonds only, this circumstance is often important in relations with banks and private equity funds.

In the case of meetings with representatives of trade unions in which information regarding the company's prospects is examined and the representatives do not agree to any confidentiality restrictions, the Eni Issuer shall disclose any Eni Inside Information discussed therein to the public. In this context, only the information strictly necessary for the exercise of trade union activity may be communicated, in compliance with the principle of proportionality. Finally, in accordance with Consob Guidelines "particular attention is necessary when the Inside Information to be disclosed is the one of those clearly capable to significant influence the value of transferable securities concerned".

[37] The assessment must be made in writing and may be carried out and sent via email.

[38] The provisions governing delays is contained in Article 17, paragraph 4, of the MAR and in the delegated regulations concerning this matter. See also ESMA Guidelines "Delay in the disclosure of inside information" of 20 October 2016 no. 1478.

disclosure was made; (iii) the identity of the Eni's People who decided or took part in its assessment.

The assessment of the Chief Executive Officer shall be notified to the departments involved in the assessment, including the Business Area Manager, also through one of those departments.

In particular, should the Chief Executive Officer of Eni SpA:

(i) **not designate the information as Eni Inside Information**, the Business Area Manager shall continue to monitor its development for any new assessment, ensuring the constant updating of the RIL;

(ii) **designate the information as Eni Inside Information, he may**, including on the basis of the assessments made by the Business Area Manager with the support of External Communication – Relations with the Media, alternatively:

a) **authorise disclosure to the public[39] as soon as possible**; in this case, the Business Area Manager:

- shall identify an **Operational Contact Person/Project Leader** (where not already designated) responsible for monitoring the circulation of Eni Inside Information until it has been disclosed to the public, ensuring its confidentiality, and immediately informing the Eni SpA's Insider List Officer of the designation of the information as Eni Inside Information, the basis of this assessment and the names of the Eni's People entered in the RIL, if present, for the purposes of meeting the requirements connected with the Insider List (referred to in paragraph 5 below);
- shall provide, with the support of External Communication – Relations with the Media, the text of a "price-sensitive" press release for the disclosure, approval of which follows the ordinary authorisation process, in accordance with the procedures referred to in paragraph 4 below and the Eni internal rules governing external communication;

b) authorise a delay of the disclosure; in this case, the Business Area Manager:

- shall identify an **Operational Contact Person/Project Leader** (where not already designated) responsible for monitoring the circulation of Eni Inside Information until it has been disclosed to the public, ensuring its confidentiality, and immediately informing the Eni SpA's Insider List Officer of the designation

[39] For the methods of disclosure, see paragraph 4.

of the information as Eni Inside Information, the basis of this assessment and the names of the Eni's People entered in the RIL, if present, for the purposes of meeting the requirements connected with the Insider List (referred to in paragraph 5 below) and the delay (referred to in paragraph 4 below);

- shall initiate the preparation of the text of a "price-sensitive" press release, with the support of External Communication – Relations with the Media, taking account of the expected publication date, approval of which follows the ordinary authorisation process, in accordance with the procedures referred to in paragraph 4 and the Eni internal rules governing external communication;
- - shall ensure the confidentiality of Eni Inside Information with the support of the other competent departments, in particular External Communication - Relations with the Media with regard to monitoring the main sources of information. If confidentiality can no longer be ensured, the Eni Issuer shall disclose the Eni Inside Information as soon as possible, in accordance with the procedures referred to paragraph 4 below. Confidentiality is considered to be no longer ensured if a rumour refers explicitly to Eni Inside Information for which disclosure has been delayed and this rumour is sufficiently accurate to indicate that the confidentiality of the information can no longer be ensured. In this case, the Eni Issuer may no longer delay disclosure to the public.

After the Eni Inside Information has been publicly disclosed, the Eni Issuer shall give notice of this delay to the Competent Authority within the time limits and using the procedures laid down by applicable law[40]. The Eni Issuer is not required to give any notice of delay to the

[40] Pursuant to the provisions of Article 4 of Implementing Regulation 1055/2016/EU, for the purpose of delaying the public disclosure of Eni Inside Information, the Eni Issuer shall use technical means that ensure the accessibility, readability, and maintenance in a durable medium of the following information: (a) the dates and times when: (i) the Eni Inside Information first existed within the Eni Issuer; (ii) the decision to delay the disclosure of Eni Inside Information was made; (iii) the Eni Issuer is likely to disclose the Eni Inside Information; (b) the identity of the persons within the Eni Issuer responsible for: (i) making the decision to delay disclosure and deciding on the start of the delay and its likely end; (ii) ensuring the ongoing monitoring of the conditions for the delay; (iii) making the decision to publicly disclose the Eni Inside Information; (iv) providing the requested information about the delay and the written explanation to the Competent Authority; (c) evidence of the initial fulfilment of the conditions referred to in Article 17 of the MAR, and of any change of this fulfilment during the delay period, including: (i) the information barriers which have been put in place internally and with regard to third parties to prevent access to Eni Inside Information by persons other than those who require it for the normal exercise of their employment, profession or duties within the Eni Issuer; (ii) the arrangements put in place to disclose the relevant Eni Inside Information as soon as possible where the confidentiality is no longer ensured. The article also establishes that the Eni Issuer shall inform, by means of a written notification, the Competent Authority of a delay in the disclosure of Eni Inside Information and provide any written explanation of such delay using the electronic means specified by the Competent Authority. This notification must include the following information: the identity of the issuer or emission allowance market participant: (a) full legal name of the Eni Issuer; (b) the identity of the person making the notification: name, surname, position within the Eni Issuer; (c) the contact details of the person making the notification: professional e-mail address and phone number; (d) identification of the publicly disclosed Eni Inside Information that was subject to delayed disclosure: title of the disclosure statement; the reference number where

Competent Authority if, after the decision to delay disclosure of Eni Inside Information, the information has not been publicly disclosed because it no longer qualifies as Inside Information.[41]

Management and the units involved in the assessment process shall ensure the retention and traceability of all the documentation regarding the Eni Inside Information.

The preceding procedure shall also be applied where the Eni Inside Information fall within the scope of the resolutions of the Board of Directors of Eni SpA: in this case, the assessment of whether the information qualifies as Eni Inside Information and any decision to delay disclosure to the public are in the responsibility of the Board of Directors when adoptiong the resolution itself, on the basis of the preliminary assessment described above, acting on a proposal of the Chief Executive Officer, complete with the assessments conducted by the departments named above and the proposed text of the press release.

In the event the Chief Executive Officer is unavailable or has a conflict of interest[42], the decision shall be made by the Chairman of the Board of Directors and the Chairman of the Control and Risk Committee, to whom the documentation, including that produced in the preliminary assessment, shall be sent[43].

The preceding procedure also applies to information that, while originating with the Subsidiaries, has the nature of Inside Information for Eni SpA (as an Issuer). Eni SpA, therefore, shall also publicly disclose this information in accordance with the following section. To this end, the Subsidiaries shall promptly inform Eni SpA, through the respective Business Area Manager as the referent contact person at Eni SpA[44], of any Eni Specific Relevant Information identified, so as to enable the start of the procedures for its potential designation as Eni Inside Information.

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the system used to disseminate the Eni Inside Information assigns one; date and time of the public disclosure of the Eni Inside Information; (e) date and time of the decision to delay the disclosure of Eni Inside Information; (f) the identity of all persons responsible for the decision to delay the public disclosure of Eni Inside Information. In the case of notification to Consob, the notification of the delay must be transmitted by certified email.

[41] If the Eni Inside Information should no longer qualify as Inside Information, an appropriate notice of this circumstance shall be registered in the Insider List and the persons who were entered in the List shall be informed. If, after the Eni Inside Information has lost its status as Inside Information, it is nevertheless necessary to publish a press release, this is not a "price-sensitive" release and its approval follows the ordinary authorisation process, without further involvement of the departments concerned in the previous preliminary assessment.

[42] Including the case of information that concerns him personally.

[43] The Chairman of the Board shall give prior notice of this to the Chief Executive Officer.

[44] For Subsidiaries directly subordinate to the Chief Executive Officer, the Business Area Manager is the Chief Executive Officer of that company.

4. PROCEDURES FOR PUBLIC DISCLOSURE OF ENI INSIDE INFORMATION. INFORMATION FLOWS BETWEEN ENI SPA AND THE SUBSIDIARIES

4.1 Procedures for public disclosure

Disclosure to the public must take place using a price-sensitive press release[45], which ensures that Eni Inside Information[46]: (i) is made public in a manner that ensures fast access and complete, correct and timely assessment of the information and that ensures non-discriminatory access to the information using the dissemination and storage mechanisms specified in applicable regulations[47]. In particular, disclosure shall be made without discrimination to the widest possible public[48], free of charge and simultaneously; (ii) shall not be combined with the marketing of its activities; and (iii) it shall be maintained on the website of the Eni Issuer for a period of at least five years[49].

[45] "Price-sensitive press release" means a press release regarding Inside Information that directly concerns Eni S.p.A., published according to the system of dissemination and storage mechanism provided by Consob.

[46] The detailed rules are provided in Article 2 of Implementing Regulation 1055/2016/EU.

[47] The means are indicated in the Consob Market Regulation, the Stock Market Rules and the Stock Market Instructions (Borsa Italiana SpA). With regard to Subsidiaries subject to communication obligations, see also paragraph 3 of this MSG.

[48] Nevertheless, it is necessary to take account of the limitations arising from US regulations, as reported in paragraph 1 of this MSG, if the conditions apply.

[49] The website must meet the following requirements: (i) enable users to access the Inside Information published on the website without discrimination and free of charge; (ii) enable the users to find the Inside Information in an easily identifiable section of the website; (iii) ensure that the published Inside Information clearly indicates the date and time of the disclosure and is presented in chronological order. Consob Guidelines clarify that "in order to ensure proper investors information, the issuer takes into account the following criteria in the use of its website addressed to the investors (area Investor Relations): a) contains data and news following adequate editorial criteria, avoiding, in particular, to pursue promotional goals; b) clearly indicates, in each internet page, date and time of the updates; c) ensures, in case of usage of a second language beside Italian, that the content is the same, underlying the differences between those versions, if any; d) discloses, as soon as possible, the amendments made in case of errors contained in the information published on the website; e) mentions the source of the information when publishes data and news developed by third parties; f) discloses on the website the publication of the press release and of the document concerning the events analysed in the press release itself; g) makes available to the public through internet the complete version of the documents or ensures that the summary presents fairly the content of the original document; h) indicates if the documents published are the complete version or an extract or a summary of the same, providing, in any case, how to access the original version of documents; i) uses references to other websites on the basis of fairness and neutrality principles in order to enable the user to evaluate easily where it is positioned; j) indicates the source and the precise time of the data recording concerning negotiations and the amount of financial instruments negotiated; k) enables the free consultation of the website avoiding, even if the webpages are managed by third parties, a previous request of data or information from the investors; l) observes the maximum prudence in its interventions in the forums with the investors in order to not alter the equal information. The Issuer listed on a regulated market discloses through its website also the documentation concerning the periodically financial reports (articles 65-bis, par. 2, and 65-septies, par. 5, Consob Regulation on Issuers)".

Eni Issuers, as subject to disclosure obligations, shall ensure the completeness, integrity and confidentiality of Eni Inside Information, promptly rectifying any shortcoming in its communication.

For the dissemination of press releases, the relevant internal procedures shall apply, without prejudice to the provisions of paragraph 3 above[50].

In the case of Eni SpA, the press release shall be submitted by External Communication – Relations with the Media for approval of the Chief Executive Officer of Eni SpA[51].

If the Chief Executive Officer of Eni SpA is unavailable or has a conflict of interest, the press release shall be submitted for approval of the Chairman of the Board of Directors of Eni SpA and the Chairman of the Control and Risk Committee of Eni SpA, to whom the documentation, including that produced by the preliminary assessment, shall be sent.

Should the information contained in the press release concern decisions of the Board of Directors of Eni SpA, the press release shall be submitted for the approval of the Board of Directors.

The approval of the definitive text, together with the content of the text, shall be communicated by External Communication – Relations with the Media or by the Secretary of the Board of Director if the matter is the responsibility of the Board of Director of Eni SpA, to the Office of the Corporate Secretary of Eni SpA and to Investor Relations, and where appropriate to Finance, in the case of debt securities of Eni Issuers, by electronic mail.

Moreover, Eni Issuers shall give suitable advance notice to the Competent Authority, if required by local regulations or by that authority, of the possibility that the Issuers will publish a press release concerning Eni Inside Information while Eni Financial Instruments are being traded. Similar advance notice shall be provided to management company of the market in compliance with the market rules where required[52].

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[50] Pursuant to the Consob Guidelines "Until the issuer publishes the information with the correct procedures, without prejudice to censurable nature of the conduct, investors could deem the information not yet certain. It is therefore likely that this will be reflected in the prices developments of the Financial Instruments issued that, following incorrect disclosure, would not fully incorporate the information, because it is not deemed certain by the investors. Similarly, if the information is made public asymmetrically, for example, only on the issuer's website, it is likely that the prices will incorporate the information more slowly, since few investors continuously monitor the issuer's website. Similar considerations also hold when the information is made public in local, national or foreign newspapers. In these cases, in fact, the speed of dissemination is slower and the distribution of information to the public takes place unevenly".

[51] In the case of Eni Issuers other than Eni SpA, the provisions of paragraph 4.2.1 below shall apply.

[52] As regards the Italian market, the Consob Guidelines establish that, for the purpose of enabling Consob and Borsa Italiana SpA to promptly perform their respective supervisory duties, Eni Issuers shall notify Consob, including orally, of the possibility that they may publish Eni Inside Information of particular importance while Eni Financial Instruments are being traded. Similar notice shall be given to Borsa Italiana SpA in compliance with the market rules.

With regard to the applicable regulations in other countries where Eni Financial Instruments are traded, the Office of the Corporate Secretary of Eni SpA shall perform any requirements with the scope of its duties and coordinate with the other departments involved for the fulfilment of any requirements established by the applicable regulations noted above, including with performance of requirements applicable to Subsidiaries.

External Communication – Relations with the Media and Investor Relations, with any necessary support from Finance in the case of debt securities of Eni Issuers, shall perform the activities with the scope of their duties after receiving confirmation from the Office of the Corporate Secretary of Eni SpA of the effective publication of the price-sensitive press release.

At the time of dissemination, the texts of the price-sensitive press release in Italian and English shall be published by External Communication – Relations with the Media on the website of Eni SpA. The price-sensitive nature of the release must be specified on the website.

An assessment of the impact of the news contained in the press releases on creditworthiness shall be carried out by Finance, with the support of Investor Relations.

To ensure non-discrimination between the various operators, without prejudice to any local legislative and regulatory obligations, Eni Issuers that organise or take part in meetings with financial analysts or market operators: (i) shall notify in advance the Competent Authority and the Trading Venue[53] management companies of the date, place and main subjects of the meeting and send them the documentation made available to the participants in the meeting by the time the meeting is held at the latest; (ii) shall open participation in the meeting to members of the financial press or, where this is not possible, shall publish a press release illustrating the main subjects addressed at the meeting[54].

In the course of these meetings, the Eni Issuer shall ensure that Eni Inside Information is not disclosed to participants unless this information is also disclosed to the public at the same time using the procedures laid down in paragraph 4. In the case of the unintentional disclosure of Eni Inside Information during the meeting, the Eni Issuer shall promptly disclose that information to the public using the procedures laid down in this paragraph.

[53] As regards the Italian market, the Consob Guidelines establish that notfication shall be made to Consob and Borsa Italiana SpA.

[54] External Communication – Relations with the Media, Investor Relations - with the support of Finance in the case of debt securities of Eni Issuers - and the Office of the Corporate Secretary of Eni SpA shall coordinate their respective activities so as to ensure that publication of the press release is consistent with the time schedules of the meetings.

4.2 Information flows between Eni SpA and the Subsidiaries

The Subsidiaries shall provide Eni SpA, in compliance with local regulations, with all the information necessary to fulfil the disclosure obligations provided by law, with regard to information concerning the Subsidiaries that qualify as Eni Inside Information through the respective Business Area Manager as the referent contact person at Eni SpA.

The Subsidiaries have a similar obligation with regard to Eni Issuers, other than Eni SpA, in relation to information that concerns them.

Moreover, the Subsidiaries shall promptly inform Eni SpA, through the respective Business Area Manager as the referent contact person at Eni SpA, of any Eni Specific Relevant Information identified, in order to enable the start of procedures detailed in the paragraph above for its potential designation as Eni Inside Information and the performance of subsequent requirements.

4.2.1 Information regarding Issuer Subsidiaries

In the case of Eni Issuer Subsidiaries, the following rules apply[55]:

a) in the case of **Inside Information directly and exclusively regarding the activity of the Issuer Subsidiary**, the respective public disclosure shall be made by this Issuer, and Eni SpA is not subject to any public disclosure obligation[56];

b) in the case of **Inside Information regarding the activity of the Subsidiary that at the same time qualifies as Inside Information regarding the activity of Eni SpA**, Eni SpA and the Eni Issuer shall comply with the public disclosure obligation by means of a joint press release. Should the Eni Inside Information have already been disclosed to the public by the Eni Issuer Subsidiary, Eni SpA shall, in any event, publish the information in accordance with the procedures referred to in the previous paragraph.

Should, in the case under the preceding b), the Eni Issuer Subsidiary have a registered office abroad or Financial Instrument of Eni Issuers Subsidiary are admitted to trading in a foreign

[55] In accordance with the Consob Guidelines, "an issuer that belongs to a group of companies and is subject to the management and coordination of the parent company is required to designate, in any case, one of its departments as responsible for managing Inside Information and implementing the associated procedures. In the absence of a different designation, this function shall be performed by the Manager of the administration and control department of the Issuer Subsidiary".

[56] With regard to Inside Information that directly and exclusively concerns the activity of Issuer Subsidiarie, the latter shall adopt appropriate rules governing procedures for approval of the press release, without prejudice to compliance with the applicable Eni internal rules governing external communication.

Regulated Market, an MTF or OTF, for the purposes of the communication to the public of Inside Information by the Eni Issuer Subsidiary, this must refer to the applicable law of the foreign State. Eni SpA shall also proceed with the public disclosure of the Eni Inside Information by means of a separate press release, according to the methods referred to in the preceding paragraph, in order to ensure the uniform dissemination of the information, in the case in which this Eni Inside Information also directly regard Eni SpA.

When the decisions of Eni SpA can significantly influence the price of the Financial Instruments of one or more Eni Issuer Subsidiaries, the latter are obliged to inform the public about the decisions taken by Eni SpA suitable to have a significant effect on the price of their Financial Instruments.

In any case, the Eni Issuer Subsidiaries shall fulfil the obligations, provided in the preceding paragraph 3.2, regarding the identification and monitoring of the Eni Specific Relevant Information and the drawing up of the RIL.

5. INSIDER LIST

Eni Issuers shall draw up and update, regularly and promptly, an list of persons who are working for them under a contract of employment or otherwise performing tasks, including profession or another relationship, through which they have access to Eni Inside Information (Insider List)[57].

If requested, the Insider List shall be transmitted as soon as possible to the Competent Authority[58].

5.1 Characteristics and structure of the Insider List

The Insider List consists of a list, drawn up in electronic format[59], divided into separate sections, one for each Eni Inside Information, which ensures at all times: (i) the confidentiality of the information included by ensuring that access to the list is limited to Eni's People clearly identified by the nature of their functions or positions; (ii) the accuracy of the information contained therein; and (iii) the access and the retrieval of previous versions of the list. More specifically, in each section the specific Eni Inside Information shall be reported, specifying, inter alia, whether the information is, for example, a contract, project, a corporate or financial event, publication of financial statements or announcement of a lower-than-expected profit.

If the Eni Inside Information concerns a protracted process that is carried out in several stages, the respective section of the Insider List may refer to all the stages of the process[60].

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[57] Such as, for example, consultants, members of an audit company or credit rating agencies, etc. Consob Guidelines clarify that "if the person who has a professional relationship with the issuer is a company, an association or another entity, the issuer shall indicate in the Insider List the data of the natural person that the issuer knows have access to the inside information" and specifiy that "the issuer does not have the right to access the data contained in the insider list implemented by the persons acting on behalf or on account of the issuer [...] and it is not responsible for the correctness of the data contained in the insider list of the consultant company". Furthermore, Consob Guidelines provide that "in the insider list are registered also the persons who have a professional relationship with a subsidiary who have also access to the issuer inside information. Notwithstanding the above, the subsidiaries are not obliged, pursuant to Article 18 of the MAR, to implement their own Insider List.".

[58] Should the request come from Consob, the data required shall be transmitted to Consob by certified electronic mail, following the instructions contained in the request, if any.

[59] The Insider List shall be updated in compliance with the model referred to Implementing Regulation 347/2016/EU ensuring, with the electronic means adopted, the traceability of the persons who have access.

[60] By way of example, in the case of Eni Inside Information concerning a merger with another company, the section of the Insider List activated when the information has the nature of Eni Inside Information "in an initial stage of the process can, subsequently, be updated for the Eni's People who have access to the information in the subsequent stages of the process (until public disclosure), irrespective of the fact that over the course of process the content of the individual item of Eni Inside Information may have gradually changed." (see Consob Guidelines, paragraph 5.2.1).

The Insider List shall be maintained in such a manner as to ensure the easy consultation and extraction of the data.

Each section in the Insider List shall be retained for at least five years after it was drawn up or updated.

5.2 Entry in the Insider List and data updating

Eni's People who have access to any Eni Inside Information shall be entered in the Insider List without delay.

Initially, these Eni's People can be identified on the basis of the persons indicated in the RIL, if present, should they continue to have access to specific Eni Inside Information.[61]

The Insider List shall indicate:

a) the date and time the information was designated as Eni Inside Information;

b) the identity of all the Eni's People with access to the Eni Inside Information;

c) the reason these Eni's People are entered in the list;

d) the date and time these Eni's People had access to the Eni Inside Information for which they were entered in the list;

e) the date of entry and the updating of the data.

Eni's People and, in particular, those entered in the Insider List, are prohibited from transacting in Financial Instruments using the Eni Inside Information in their possession and may incur penalties if they transact in Financial Instruments using the Eni Specific Relevant Information in their possession.

Particular attention must be paid by those entered in the Insider List's "permanent" section (referred to in letter a) below). If transactions are conducted, without prejudice to the above, those persons shall take special precautions in order to

[61] Consob Guidelines, paragraph 5.2.2, clarify that the Insider List "aims at highlighting the link between a specific inside information and the person who has access to it. The need to insert the person in the Insider List originates when the person has access to the information, in accordance with the procedure and the circumstances of the case. Having access to the inside information does not imply necessarly the effective possession of the information. On the other hand, the access to the information should not be viewed as a mere possibility to have access to the inside information. For instance, a person has access to an inside information located in a database when person can access the information from its computer".

exclude the possibility that they, even if in possession of Inside Information, engaged in insider dealing[62].

The obligation of entering persons in and updating the Insider List remains even when it has been decided not to delay publication of Eni Inside Information[63].

The data of any counterparties in a transaction, including mergers or acquisitions, shall not be entered in the Insider List.

The Insider List shall be updated without delay on the basis of information received, adding the date of the update, when: (i) the reason for which the Eni's People has been entered changes; (ii) a new Eni's People who has access to Eni Inside Information must be added to the list; and (iii) it is necessary to note that an Eni's People in the list no longer has access to Eni Inside Information, and the date this becomes effective.

The Insider List is subdivided as follows:

a) **a section for persons with "permanent" access**, in which only Eni's People who have access at all times to all Eni Inside Information from their origination, by virtue of their function or organisational position, shall be entered. **Normally, the Chief Executive Officer and other Eni's People identified by him are entered in this section, as well as Eni's People involved on a regular basis in the process of assessing Eni Inside Information[64].**

b) **a section for each Eni Inside Information** in which the Eni's People with access to that specific Eni Inside Information shall be entered[65]. This Eni Inside Information may originate within corporate processes that are systematically repeated over time or from specific corporate transactions. Entry in the list shall occur on an event basis. A new section shall be added every time new Eni Inside Information is designated. The communications to the Eni

[62] Without prejudice to the prohibition of insider trading, to the presumptions (see paragraph 2.4., with reference to Recital 24 of MAR) and to the application of the Blocking Period provided under paragraph 7 of this MSG, there is the possibility to define well in advance purchase or sale plans concerning Eni Financial Instruments and give an irrevocable mandate to execute it to an intermediary.

[63] In accordance with the Consob Guidelines **"in the case in which the issuer decides not to delay publication of the Inside Information, in the Insider List will be indicated the Eni's People who have had access to the inside information in the period between the time the information was qualified as inside information and the time when the information was public diclosed."**.

[64] The Chief Financial Officer, the Head of the Corporate Affairs and Governance, the responsibles for Investor Relations, Esternal Communication – Media Relations, Office of Corporate Secretary of Eni SpA and Compliance AIM functions are listed in the "permanent" section of the Insider List, since they are involved in the evaluation process concerning the possible inside nature of information (see ESMA and Consob Guidelines, paragraph 5.2.15). Upon indication of such subjects, other persons, who participate on a regular basis in the activities linked to the aforementioned assessment, may be added.

[65] The contract, project, or corporate or financial event shall be specified.

SpA's Insider List Officer of the data regarding Eni's People to be entered shall be performed by the Operational Contact Person/Project Leader[66].

Eni's People entered in the section for those with permanent access shall not also be entered in the sections referred to in letter b) above.

In any case, Eni's People entered in the Insider List must be promptly informed that they have been entered in the list and of any updates that concern them, as well as of the legal and regulatory obligations indicated in this MSG that derive from having access to Eni Inside Information and the associated penalties established by applicable regulations in the case of insider dealing or the unlawful disclosure of Inside Information, acknowledging in writing that they have been so informed.

In the event the Eni Inside Information should no longer qualify as Inside Information, an appropriate note of this circumstance shall be entered in the Insider List and the persons who were entered in the list shall be informed.

5.3 Eni SpA's Insider List Officer

Eni SpA's Insider List Officer is responsible for maintaining the list in compliance with the Eni internal rules governing the processing of personal data and on the basis of the information received.

Eni SpA's Insider List Officer shall be designated by the Head of Corporate Affairs and Governance department from within that department itself and the designation shall be disseminated by means of an appropriate organisational instrument.

Eni SpA's Insider List Officer is responsible, in particular, for relations with law enforcement Authorities (in coordination with the Legal department) and supervisory Authorities in the event of any requests concerning data contained in the Insider List. Eni SpA's Insider List Officer is also responsible for providing support to Eni SpA's departments in the application of the rules contained in this section, and may request any necessary clarification for the purpose of verifying the completeness and correctness of the names of the persons entered and, more generally, of all the data contained in the Insider List.

[66] Each section referring to a single Eni Inside Information shall be drawn up on the basis of the secondary MAR regulations as well as, for Eni SpA as an Issuer, the instructions of Consob.

Eni SpA's Insider List Officer shall enter[67] in Eni SpA's Insider List the Eni's People who have access to the single Eni Inside Information at the indication of the Operational Contact Person/Project Leader, in compliance with the procedure provided in paragraph 3 above, or at the indication of the Eni's People who have or who have had access to the individual items of Inside Information (so called self-reporting)[68].

Eni SpA's Insider List Officer shall notify the Eni's People entered in the Insider List as referred to in this paragraph 5.

5.4 Insider List established by persons who act on account or on behalf of an Eni Issuer

In the event Eni SpA, or another Eni Issuer, establishes relations with persons that act on their account or on their behalf[69] and that, in the course of that relationship, gain access to Eni Inside Information, these persons shall be (i) entered in the Insider List and (ii) informed of the obligation to establish their own Insider List for Eni Inside Information and the obligation to adopt all reasonable measures to ensure that all the persons entered in their Insider List acknowledge, in writing, that they have been informed of the associated legal and regulatory obligations and are aware of the applicable penalties for insider dealing or unlawful disclosure of Inside Information, undertaking to comply with the rules of conduct indicated in this MSG and in its annexes[70].

[67] In particular, Implementing Regulation 347/2016/EU requires the following information to be supplied: (i) first name, surname, date of birth of the person to be entered; (ii) full personal address; (iii) national identification number (tax code number in Italy); (iv) personal and professional telephone numbers (landlines and mobiles); (v) company or entity of origin (name and registered office); (vi) function and reason for access to the Inside Information; (v) date and time that access to the Eni Inside Information was obtained and ceased (for the permanent section: date and time of inclusion and deletion of the person).

[68] Consob Guidelines, paragraph 5.2.13.

[69] Including persons connected by a consulting contract.

[70] The Consob Guidelines, in paragraph 5.2.3, establish that in the event of differences of evaluation concerning the inside nature of information between – on a side - an Eni Issuer and - on the other side - the persons acting on its account or on its behalf, the Eni Issuer shall take account of this divergence but shall proceed independently in its assessment: "The responsibility for drawing up the Insider List lies separately with the two persons" and "when the issuer acquires the knowledge that a person who acts on its behalf or in its account has implemented an Insider List concerning an information that the issuer didn't evaluated as an inside information, the issuer shall take such circumstance into account [...] however, it is not obliged to qualify the information as an inside information and create a specific section in its own Insider List".

6. EXEMPTION FOR "BUY-BACK" PROGRAMMES AND STABILISATION[71]

The prohibitions against insider dealing and unlawful disclosure of Inside Information set out in paragraph 2.4 of this MSG do not apply to:

a) trading in own shares in "Buy-Back" programmes where:

- the full details of the programme are public disclosed prior to the start of trading;
- trades are reported as being part of the "Buy-Back" programme to the Competent Authority of the trading venue in accordance with article 5, paragraph 3, MAR and subsequently disclosed to the public;
- adequate limits with regard to price and volume are complied with; and
- the "Buy-Back" programme shall have as its sole purpose: i) to reduce the capital of the Issuer; ii) to meet obligations arising from debt Financial Instruments that are exchangeable into equity instruments; or iii) to meet obligations arising from share option programmes, or other allocations of shares, to employees or to members of the administrative, management or supervisory bodies of the Issuer or of a subsidiary company;
- trading complies with the conditions laid down in Regulation 1052/2016/EU;

b) trading in securities [72] or associated instruments[73] for the stabilisation of securities where:

- stabilisation is carried out for a limited period;

[71] See Article 5 MAR. "Stabilisation" means, pursuant to Article 3, paragraph 2, letter d) of MAR "a purchase or offer to purchase securities, or a transaction in associated instruments equivalent thereto, which is undertaken by a credit institution or an investment firm in the context of a significant distribution of such securities exclusively for supporting the market price of those securities for a predetermined period of time, due to a selling pressure in such securities.".

[72] Pursuant to Article 3, paragraph 2, letter a) of MAR, for the purposes of Article 5 ("Exemption for buy-back programmes and stabilisation") "securities" means "(i) shares and other securities equivalent to shares;(ii) bonds and other forms of securitised debt; or (iii) securitised debt convertible or exchangeable into shares or into other securities equivalent to shares.".

[73] Pursuant to Article 3, paragraph 2, letter b) of MAR, "Associated Instruments" means "the following Financial Instruments, including those which are not admitted to trading or traded on a Trading Venue, or for which a request for admission to trading on a Trading Venue has not been made: (i) contracts or rights to subscribe for, acquire or dispose of securities; (ii) financial derivatives of securities; (iii) where the securities are convertible or exchangeable debt instruments, the securities into which such convertible or exchangeable debt instruments may be converted or exchanged; (iv) instruments which are issued or guaranteed by the issuer or guarantor of the securities and whose market price is likely to materially influence the price of the securities, or vice versa; (v) where the securities are securities equivalent to shares, the shares represented by those securities and any other securities equivalent to those shares.".

- relevant information about the stabilisation is disclosed and notified to the Competent Authority of the trading venue in accordance with article 5, paragraph 5, MAR;
- adequate limits with regard to price are complied with; and

c) such trading complies with the conditions for stabilisation laid down in Regulation 2016/1052/EU.

The disclosure to the public referred to under the point above must be made with a press release, in accordance with storage mechanism provided by current legislation and regulations, in compliance with the provisions contained under paragraph 4.

The implementation of those provisions is delegated to **specific internal rules** under the competence of the Finance Department

7. "MANAGERS' TRANSACTIONS" AND "BLOCKING PERIOD"

Relevant Persons[74] as well as Persons Closely Associated with them, shall notify (i) the Eni Issuer, which shall made it public, in accordance with the law, and (ii) the Competent Authority, the transactions concerning, with regard to the Eni Issuer, the shares or debt instruments of the Eni Issuer or derivatives or other Financial Instruments linked thereto ("Sensitive Transactions") once the amount of such transactions has reached the threshold set out under MAR or the different threshold set out by the Competent Authority[75] within a calendar year and, once the aforementioned threshold has been reached, any subsequent transaction, regardless of the amount, within a calendar year (so called "Managers' Transactions").

With reference to Eni SpA the means of notification and communication are detailed in **Annex C**[76].

The Relevant Persons within an Eni Issuers shall not conduct any Sensitive Transactions on its own account or for the account of a third party, directly or indirectly, during a Closed Period (so called "Blocking Period").

Blocking Period means the period of 30 calendar days before the announcement of an interim financial report or a year-end report, which the Eni Issuer is obliged to make public according to the rules of the Trading Venue where the Eni Issuer's shares are admitted to trading or according to national law. With reference to Eni SpA, in addition to the ones mentioned above, the Blocking Periods includes the other voluntary financial reports (for instance, quarterly)[77].

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[74] With reference to Eni SpA, include: the members of the Board of Directors and the Board of Statutory Auditors as well as the Magistrate of the Court of Auditors, responsible for controlling the financial management of Eni SpA; the General Managers; the members of the Management Committee of Eni SpA and, in any case, the Managers who directly report to the Chief Executive Officer or to the Chiarman.

[75] Consob set the treshold at Euro 20,000.

[76] With reference to Eni SpA, the Compliance AIM function, on a periodically basis, requires the Eni SpA Relevant Persons (as defined in pargagraph 10) to provide a specific disclosure concerning the Persons Closely Associated with each of them. With reference to the Eni SpA Relevant Persons and the natural Persons Closely Associated with them, the notification to Consob is made by Eni SpA, in accordance with the arrangements provided in Annex C.

[77] With reference to year-end financial report, ESMA clarified that the "announcement" is the public statement whereby the issuer announces, in advance to the publication of the final year-end report, the preliminary financial results (so called preliminary report) agreed by the Board of Directors, this can apply only if the disclosed preliminary financial results contain all the key information relating to the financial figures expected to be included in the year-end report. In the event the information announced in such way changes after its publication, this will not trigger another Blocking Period but should be addressed in accordance with paragraph 4 of the MSG with reference to the disclosure to the public.

The Board of Directors of Eni SpA, on the basis of a proposal by the Chief Executive Officer, having consulted the Chief Financial Officer, may establish other periods during which the Eni SpA Relevant Persons shall not conduct any Sensitive Transactions; the Corporate Affairs and Governance department and/or the Compliance AIM function shall communicate the decisions to the persons concerned.

In exceptional circumstances, when there is no Eni Inside Information, the Chief Executive Officer of Eni SpA, having consulted the Chief Financial Officer and other competent functions, if any, considering the specific Sensitive Operation, may authorise [78] a Eni SpA Relevant Person[79], on the basis of a duly-reasoned prior written request submitted by the latter, to trade on his/her account or for the account of a third party, during a Blocking Period, pursuant to the provisions detailed in the Annex C.

In any case the Relevant Person and the Persons Closely Associated with them are forbidden to operate on Financial Instruments using Eni Inside Information possessed by them and may incur in sanction if they operate on Financial Instruments using Eni Inside Information possessed by them.

With reference to the Relevant Subjects and the Persons Closely Associated with the Relevant Subjects (as defined in paragraph 10) the provisions of the TUF and Consob Regulation on Issuers apply.

In the Annex C are specified the criteria and the processes concerning the Managers' Transactions and Blocking Period with reference to Eni SpA.

[78] In accordance with the provisions under Article 19, paragraph 12, MAR e Regulation 2016/522/EU.
[79] With the exception of the Chief Executive Officer himself.

8. SANCTIONS [80]

Pursuant to article 184, paragraph 1, TUF[81], without prejudice to the other specific provisions contained in the same, "imprisonment for between **one and six** years[82] and a fine of between **Euro twenty thousand and Euro three million**[83] shall be imposed on any person who, possessing inside information by virtue of his membership of the administrative, management or supervisory bodies of an issuer, his holding in the capital of an issuer or the exercise of his employment, profession, duties, including public duties, or position:

a) buys, sells or carries out other transactions involving, directly or indirectly, for his own account or for the account of a third party, financial instruments using such information;

b) discloses such information to others outside the normal exercise of his employment, profession, duties or position or a market survey conducted pursuant to article 11 of Regulation (EU) no. 596/2014;

c) recommends or induces others, on the basis of such information, to carry out any of the transactions referred to in paragraph a)".

Whether the aforementioned conducts, whoever undertakes it[84], do not constitute a criminal offence, the administrative pecuniary sanction referred to in article 187-bis TUF[85] and the accessory administrative sanctions pecuniary referred to in article 187-quater TUF apply.

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[80] With reference to the Financial Instruments admitted to trading in a non-Italian trading venue the sanction regime of the State of the negotiation applies, however if the relevant market abuse conducts are carried out in Italy, the Italian sanction regime also applies.

[81] As amended by Legislative Decree 10 August 2018, no. 107. The scope of the sanction regime is set out in articles 180 e 182 TUF (in particular, article 182, paragraph 1, TUF provides that "the crimes and the offences referred to in this title [Title I-bis - Market Abuse] shall be punished according to Italian law even if committed abroad where they concern financial instruments admitted, or for which an application has been made for admission, to trading on an Italian regulated market or Italian multilateral trading facility or financial instruments traded on an Italian organised trading facility"; paragraph 2 of the same article provides that, without prejudice to the provisions contained in paragraph 1, with reference in particular to articles 184 and 187-bis TUF ("Insider trading and unlawful disclosure of inside information") the provisions contained in the aforementioned articles "shall apply to acts involving financial instruments admitted, or for which an application has been made for admission, to trading on an Italian regulated market or on a regulated market of other EU countries". Article 184 TUF, entitled "Insider trading" contains also the sanction regime applicable with reference to the unlawful disclosure of inside information.

[82] Pursuant to article 39, paragraph 1, of Law 262/2005, the penalties mentioned shall be doubled within the limits set for each type of penalty in Book I, Title II, Chapter II of the Criminal Code.

[83] Pursuant to article 184 TUF, paragraph 3, "courts may increase the fine up to three times or up to the larger amount of ten times the product of the crime or the profit therefrom when, in view of the particular seriousness of the offence, the personal situation of the guilty party or the magnitude of the product of the crime or the profit therefrom, the fine appears inadequate even if the maximum is applied".

[84] **Pursuant to article 187-bis, paragraph 6, TUF "For the cases referred to in this article, attempted violations shall be treated as completed violations".**

[85] As amended by Legislative Decree 10 August 2018, no. 107. Article 187-bis TUF is entitled "Insider trading and unlawful disclosure of inside information".

In addition, when the infractions are not only marginally offensive or dangerous, pursuant to article 187-*ter*.1 TUF:

(i) with regard to an entity or a company, in the event of infringement, among others, of the obligations concerning the public disclosure of Inside Information - provided for by article 17, paragraphs 1, 2, 4, 5 and 8 of MAR, by the delegated acts and relative technical rules of regulation and implementation, as well as article 114, paragraph 3 of TUF - a pecuniary sanction of between from **Euro five thousand and Euro two million five hundred thousand**, **or up to two percent of turnover when this amount is over Euro two million five hundred thousand** and turnover can be determined pursuant to article 195, paragraph 1-bis shall be applied.

If the aforementioned infringements are committed by a natural person, a pecuniary administrative sanction of between **Euro five thousand and Euro one million** shall be applied and, without prejudice to the provisions concerning the entity or company, the sanction applicable to a natural person shall be applied against corporate officers and the staff of the company or of the entity responsible for the infringement, in the cases provided for by article 190-bis, paragraph 1, letter a).

(ii) with regard to an entity or company, in the event of infringement of the obligations concerning the Insider lists, Managers' Transactions and Blocking Period - provided for by Article 18, paragraphs 1 to 6 and by Article 19, paragraphs 1, 2, 3, 5, 6, 7 and 11 of MAR, by the delegated acts and relative technical rules of regulation and implementation - a pecuniary administrative sanction of between from Euro five thousand and Euro one million.

If the aforementioned infringements are committed by a natural person, a pecuniary administrative sanction of between Euro five thousand and Euro five hundred thousand shall be applied and, without prejudice to the provisions concerning the entity or company, the sanction applicable to a natural person shall be applied against corporate officers and the staff of the company or entity responsible for the infringement, in the cases provided for by article 190-bis, paragraph 1, letter a).

(iii) if the advantage achieved by the author of the infringement, as a consequence of the infringement itself, is above the maximum limits indicated the aforementioned points, the pecuniary administrative sanction is increased to up to three times the amount of the advantage obtained, providing this amount can be determined.

Sanctions

Article 187-quinques TUF provides that entities shall be punished with a pecuniary administrative sanction of between Euro twenty thousand and Euro fifteen million, or up to fifteen percent of turnover when this amount is more than Euro fifteen million and the turnover can be determined pursuant to article 195, paragraph 1-bis TUF, where an infringement of the prohibition related to insider trading (Article 14 MAR) and unlawful disclosure of inside information (Article 15 MAR) is committed in their interest or to their advantage: a) by persons performing representative, administrative or management functions in the entity or one of its organisational units having financial and functional autonomy and by persons who, de facto or otherwise, manage and control the entity; b) persons subject to the direction or supervision of a person referred to in paragraph a). If the product thereof or the profit therefrom accruing to the entity is very large, the sanction shall be increased up to ten times such product or profit. Entities shall not be liable if they demonstrate that the aforementioned natural persons acted exclusively in their own interest or in the interest of third parties.

The offences described above may, furthermore, incur the administrative liability of the Company in the terms of legislative decree No. 231/2001 if committed, in the interest or for the advantage of the company itself, by persons performing representative, administrative or management functions in the entity or one of its organisational units having financial and functional autonomy, as well as by persons who, de facto or otherwise, manage and control the entity, or by persons under direction and control of the latters.

With reference to operations carried out by Relevant Subjects Article 193 TUF applies.

9. TRAINING AND COMPLIANCE MONITORING

The Compliance AIM function defines, with the support of the Integrated Compliance Department (DICOMP), the content of the mandatory training, developed on a "risk-based" approach. The content, frequency and method of the training are calibrated with the level of risk exposure of the Eni's People, the level is determined on the basis of the activities carried out or the professional family and the Business Areas where the Eni's People operates.

The Compliance AIM function carries out the "compliance monitoring" activities concerning the activities at risk identified as a result of the "compliance risk assessment" ensuring the necessary information flows toward the Integrated Compliance Department (DICOMP)[86].

[86] With reference to "compliance monitoring" and "compliance risk assessment" see Management System Guideline Integrated Compliance.

10. DEFINITIONS, ABBREVIATIONS AND ACRONYMS

BUSINESS AREA: means separately (i) business lines and the companies reporting to them; (ii) the support functions to the business and the companies reporting to them; (iii) the companies which organizationally report to the Chief Executive Officer of Eni SpA;

BUSINESS AREA MANAGER: on the basis of the organizational structure, who directly reports to the Chief Executive Officer of Eni SpA and/or of the Chiarman of Eni SpA and/or their direct reports where the information originated or to whom the information relates or to whom the information has been communicated. In the event of information originated, communicated or related to Subsidiaries, means the referent contact person at Eni SpA to whom the Subsidiary reports, unless the Subsidiary reports directly to the Chief Executive Officer of Eni SpA: in this case the Business Area Manager coincides with the Chief Executive Officer of the Subsidiary itself;

BUY-BACK PROGRAMME[87]**:** means trading in own shares in accordance with Articles 59 to 65 of Directive 2017/1132/UE;

COMPETENT AUTHORITY: is the Authority designated pursuant to Article 22 MAR, except where otherwise provided for in MAR itself. Consob is the Competent Authority in Italy;

COMPLIANCE AIM FUNCTION (MARKET INFORMATION ABUSE): means the function responsible for the compliance to this MSG, within the Governance and Corporate Affairs Deparment (DIASOG);

COMPANY INFORMATION: has the meaning set out under par. 2.1. of this MSG;

DISCLOSING MARKET PARTICIPANT: an Issuer or a secondary offeror of a Financial Instrument (provided that the quantity or value of the transaction is distinct from ordinary trading and involves a selling method based on the prior assessment of potential interest from potential investors) or a third party acting on behalf or on the account of a person referred above or a person intending to make a takeover bid for the securities of a company or a merger with a company to parties entitled to the securities, provided that (i) the information is necessary to enable the parties entitled to the securities to form an opinion on their willingness to offer their securities: and (ii) the willingness of parties entitled to the securities to offer their securities is reasonably required for the decision to make the takeover bid or merger;

ENI: Eni SpA and the Subsidiaries;

[87] Article 3, paragraph 1, point 17) of MAR.

Definitions, abbreviations and acronyms

ENI FINANCIAL INSTRUMENTS: for the purpose of this MSG, also pursuant to article 4, par. 1, point 15), no. 1) of MiFiD II Directive (transferable securities), means the categories of Financial Instruments, issued by or related to Eni Issuers, such as, for instance: shares in companies and other securities equivalent to shares in companies (such as shares in partnerships or other entities), and depositary receipts in respect of shares; bonds or other forms of securitised debt, other than payment instruments, including depositary receipts in respect of such securities; any other Financial Instrument giving the right to acquire or sell any such Eni Financial Instruments or giving rise to a cash settlement determined by reference to Eni Financial Instruments;

ENI INSIDE INFORMATION: the Inside Information concerning **directly** the Eni Issuer and/or Eni Financial Instruments, the information concerning directly the Eni Issuer is an information originated in Eni or in its free disposal;

ENI ISSUERS: Eni SpA and the Subsidiaries Issuers which issue or propose to issue Eni Financial Instruments[88];

ENI'S PEOPLE: the natural person employee, advisor, collaborator and/or member of the administrative and control bodies of Eni;

ENI SPA'S INSIDER LIST OFFICER: subject responsible for draw up the Insider List, for the areas within the scope of this MSG, according to terms and conditions outlined under paragraph 5; the same subject is also responsible for draw up the RIL (where the RIL is not keep by the Business Area Manager pursuant the provisions contained under paragraph 3.2.2, lett. b);

ENI SPA RELEVANT PERSONS: members of the Board of Directors of Eni and the Board of Statutory Auditors, as well as the Magistrate of the Court of Auditors, responsible for controlling the financial management of Eni SpA; the General Managers, the members of the Management Committee of Eni SpA and, in any case, the Managers directly reporting to the Chief Executive Officer or the Chiarman;

ENI SPECIFIC RELEVANT INFORMATION: a single information, within the Types of Relevant Information Eni, which, in the Eni Issuer's opinion, applying the process outlined in paragraph 3, can actually become, in a later, even close, moment, an Inside Information Eni;

FINANCIAL INSTRUMENTS: instruments listed under article 4, par. 1, point 15) of the MiFID II Directive, pursuant to article 2 MAR. Pursuant the aforementioned Directive, transposed in the article 1, par. 2, TUF, Financial Instruments means: 1) Transferable securities. 2) Money-

[88] At the moment of the approval of this MSG: Eni SpA and Eni Finance International SA.

market instruments. 3) Units in collective investment undertakings. 4) Options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, emission allowances or other derivatives instruments, financial indices or financial measures which may be settled physically or in cash. 5) Options, futures, swaps, forwards and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event. 6) Options, futures, swaps, and any other derivative contract relating to commodities that can be physically settled provided that they are traded on a regulated market, a MTF, or an OTF, except for wholesale energy products traded on an OTF that must be physically settled. 7) Options, futures, swaps, forwards and any other derivative contracts relating to commodities, that can be physically settled not otherwise mentioned in point 6 of this Section and not being for commercial purposes, which have the characteristics of other derivative Financial Instruments. 8) Derivative instruments for the transfer of credit risk. 9) Financial contracts for differences. 10) Options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates or inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties (other than by reason of default or other termination event) as well as any other derivative contracts relating to assets, rights, obligations, indices and measures not otherwise mentioned in this Section, which have the characteristics of other derivative Financial Instruments, having regard to whether, inter alia, they are traded on a regulated market, OTF, or an MTF; 11) Emission allowances consisting of any units recognised for compliance with the requirements of Directive 2003/87/EC (Emissions Trading Scheme). The payment instruments are not Financial Instruments;

OPERATIONAL CONTACT PERSON (PROJECT LEADER): person identified by the Business Area Manager, with appropriate seniority, who is responsible for the activities listed under paragraph 4 of the MSG;

INSIDE INFORMATION: has the meaning set out under paragraph 2.2 of this MSG and, unless stated otherwise, includes the Eni Inside Information;

INSIDER LIST: list of Eni's People who have access to Eni Inside Information pursuant to Article 18 MAR;

ISSUER: means a legal entity governed by private or public law, which issues or proposes to issue Financial Instruments, the Issuer being, in case of depository receipts representing Financial Instruments, the Issuer of the Financial Instrument represented;

Definitions, abbreviations and acronyms

MARKET SOUNDING: the communication of information, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it (such as its potential size or pricing) to one or more potential investors by the Disclosing Market Participant. Shall also constitute a Market Sounding the disclosure of Inside Information by a person intending to make a takeover bid for the securities of a company or a merger with a company to parties entitled to the securities, provided that: (i) the information is necessary to enable the parties entitled to the securities to form an opinion on their willingness to offer their securities and (ii) the willingness of parties entitled to the securities to offer their securities is reasonably required for the decision to make the takeover bid or merger;

MARKET SOUNDING RECEIVER[89]: one or more people who receive a Market Sounding;

MULTILATERAL TRADING FACILITY ("MTF"): "multilateral system, operated by an investment firm or a market operator, which brings together multiple third-party buying and selling interests in Financial Instruments – in the system and in accordance with non-discretionary rules – in a way that results in a contract" in accordance with Title II of MIFID-II Directive;

ORGANISED TRADING FACILITY ("OTF"): "multilateral system which is not a regulated market or an MTF and in which multiple third-party buying and selling interests in bonds, structured finance products, emission allowances or derivatives are able to interact in the system in a way that results in a contract" in accordance with Title II of MIFID-II Directive;

PERSONS CLOSELY ASSOCIATED WITH RELEVANT PERSONS [90]: a spouse, or a partner considered to be equivalent to a spouse in accordance with national law; a dependent child, in accordance with national law; a relative of the Relevant Person who has shared the same household for at least one year on the date of the Sensitive Transactions; or a legal person, trust or partnership, (i) the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred above [91], (ii) which is directly or

[89] See ESMA Orientation 2016/1477 dated 10 November 2016.
[90] Article 3, par. 1, point 26) of MAR.
[91] On July 6th, 2017, ESMA clairfied that the reference to "the managerial responsibilities" should be read to cover those cases where a Relevant Person within an Issuer or a natural Person Closely Associated with the Relevant Person takes part in or influences the decisions of another legal person, trust or partnership (hereinafter "legal entity") to carry out transactions in Financial Instruments of the Issuer. ESMA provides the following examole: "For example, in the case of mere cross board membership, where a person sits in the administrative, management or supervisory body of an issuer and also in the board of another legal entity where they exercise executive or non-executive functions, without however taking part nor influencing the decisions of that legal entity to carry out transactions in Financial Instruments of the issuer, then that person should not be considered discharging managerial responsibilities within that legal entity for the purposes of Article 3(1)(26)(d) of MAR. Therefore, that legal entity should not be subject to the notification obligations under Article 19(1) of MAR, unless it is directly or indirectly controlled by, is set up for the benefit of, or its economic interests are substantially equivalent to those of that person".

indirectly controlled by such a person, (iii) which is set up for the benefit of such a person, or (iv) the economic interests of which are substantially equivalent to those of such a person;

PERSONS CLOSELY ASSOCIATED WITH RELEVANT SUBJECTS: persons listed under article 152-sexies, par. 1, letter d) of the Consob Regulation on Issuers namely "d.1) spouses, unless legally separated, dependent children, including those of the spouse, and, if they have cohabited with the Relevant Subject for at least one year, parents and persons related by consanguinity or kinship; d.2) legal persons, partnerships and trusts in which a relevant subject or one of the persons referred to in paragraph d.1) is solely or jointly responsible for the management; d.3) legal persons controlled directly or indirectly by a relevant subject or one of the persons referred to in paragraph d.1); d.4) partnerships whose economic interests are substantially equivalent to those of a relevant subject or one of the persons referred to in paragraph d.1); d.5) trusts set up in favour of a relevant subject or one of the persons referred to in subparagraph d.1).";

REGULATED MARKET: means a multilateral system operated and/or managed by a a market operator, which brings together or facilitates the bringing together of multiple third-party buying and selling interests in Financial Instruments – in the system and in accordance with its non-discretionary rules – in a way that results in a contract, in respect of the Financial Instruments admitted to trading under its rules and/or systems, and which is authorised and functions regularly;

RELEVANT INFORMATION LIST ("RIL"): list of the Persons who have access to Eni Specific Relevant Information;

RELEVANT PERSON (PERSON DISCHARGING MANAGERIAL RESPONSIBILITIES)[92]: a Person, within an Issuer, who is a) member of the administrative, management or supervisory body of that entity; or b) a top manager who has regular access to Inside Information relating directly or indirectly to that Issuer and power to take managerial decisions affecting the future developments and business prospects of that Issuer. The Subsidiaries, to whom the MAR provisions directly apply, shall identify their Relevant Persons particularly with respect to their organisational and corporate governance structure, as well as the legislation applicable to them;

[92] Article 3, paragraph 1, point 25) of MAR.

Definitions, abbreviations and acronyms

RELEVANT SUBJECTS[93]**:** any person who holds[94] at least 10 per cent of the share capital of the listed issuer[95] represented by voting shares and any other party who controls the listed issuer;

SENSITIVE TRANSACTIONS: for the purpose of applying the framework set out under paragraph 7 of this MSG, means the operations concerning – with reference to Eni Issuers - shares or debt instruments of the Eni Issuer or derivatives[96] or other Financial Instruments linked thereto; with reference to the Sensitive Transactions of Eni SpA see also the Annex C;

SUBSIDIARY OR SUBSIDIARIES: company as defined by the Management System Guideline of Regulatory System of Eni;

TRADING VENUE: means a Regulated Market, a Multilateral Trading Facility or an Organised Trading Facility;

TYPES OF ENI RELEVANT INFORMATION: all types of information that the Eni Issuer deems relevant, as they relate to data, events, projects, or circumstances that, being continuous, repetitive, regurarly occurring or irreguralar, occasional or unexpected, directly regard the Eni Issuer itself and could assume, in a subsequent, even close, moment, the nature of an Eni Inside Information. A preliminary mapping of the Types of Relevant Information Eni is contained in Annex B.

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[93] Article 152-sexies, paragraph 1, let. c) of Consob Regulation on Issuers.
[94] The holding is calculated pursuant article 118 of Consob Regulation on Issuers.
[95] Pursuant article 152-septies, paragraph 1, of Consob Regulation on Issuers: a) Italian companies issuing shares traded on Italian or other EU regulated markets, b) Companies issuing shares listed in a regulated market that do not have their registered office in an EU Member State and that have Italy as the member state of origin.
[96] The provisions, in any, concerning the Sensitive Transactions on derivatives instruments are contained in different internal rules pertaining to the Integrated Compliance Department (DICOMP).

11. APPLICABLE REGULATORY FRAMEWORK

11.1 European sources

REGULATION (EC) 1287/2006 of 10 August 2006, as regards recordkeeping obligations for investment firms, transaction reporting, market transparency, admission of Financial Instruments to trading;

REGULATION (EU) 596/2014 (OR "MAR") of 16 April 2014 on market abuse (market abuse regulation);

REGULATION (EU) 600/2014 (OR "MIFIR") of 15 May 2014, on markets in Financial Instruments;

REGULATION (EU) 2016/1011 of 8 June 2016, on indices used as benchmarks in Financial Instruments and financial contracts or to measure the performance of investment funds;

DELEGATED REGULATION (EU) 2016/522 of 17 December 2015, as regards an exemption for certain third countries public bodies and central banks, the indicators of market manipulation, the disclosure thresholds, the Competent Authority for notifications of delays, the permission for trading during closed periods and types of notifiable managers' transactions;

DELEGATED REGULATION (EU) 2016/908 of 26 February 2016, laying down regulatory technical standards on the criteria, the procedure and the requirements for establishing an accepted market practice and the requirements for maintaining it, terminating it or modifying the conditions for its acceptance;

DELEGATED REGULATION (EU) 2016/909 of 1 March 2016, with regard to regulatory technical standards for the content of notifications to be submitted to Competent Authorities and the compilation, publication and maintenance of the list of notifications;

DELEGATED REGULATION (EU) 2016/1052 of 8 March 2016, with regard to regulatory technical standards for the conditions applicable to buy-back programmes and stabilisation measures;

DELEGATED REGULATION (EU) 2016/957 of 9 March 2016, with regard to regulatory technical standards for the appropriate arrangements, systems and procedures as well as notification templates to be used for preventing, detecting and reporting abusive practices or suspicious orders or transactions;

Applicable Regulatory Framework

DELEGATED REGULATION (EU)2016/958 of 9 March 2016, with regard to regulatory technical standards for the technical arrangements for objective presentation of investment recommendations or other information recommending or suggesting an investment strategy and for disclosure of particular interests or indications of conflicts of interest;

IMPLEMENTING REGULATION (EU) 2016/347 of 10 March 2016, laying down implementing technical standards with regard to the precise format of insider lists and for updating insider lists in accordance;

IMPLEMENTING REGULATION (EU) 2016/378 of 11 March 2016, laying down implementing technical standards with regard to the timing, format and template of the submission of notifications to Competent Authorities;

IMPLEMENTING REGULATION (EU) 2016/523 of 10 March 2016, laying down implementing technical standards with regard to the format and template for notification and public disclosure of managers' transactions;

IMPLEMENTING REGULATION (EU) 2016/959 of 17 May 2016, laying down implementing technical standards for market soundings with regard to the systems and notification templates to be used by disclosing market participants and the format of the records;

DELEGATED REGULATION (EU) 2016/960 of 17 May 2016, with regard to regulatory technical standards for the appropriate arrangements, systems and procedures for disclosing market participants conducting market soundings;

IMPLEMENTING REGULATION (EU) 2016/1055 of 29 June 2016, laying down implementing technical standards with regard to the technical means for appropriate public disclosure of inside information and for delaying the public disclosure of inside information;

DIRECTIVE 2004/39/EC (OR"MIFID-I") of 21 April 2004, on markets in Financial Instruments;

DIRECTIVE 2014/57/EU (OR "DIRECTIVE MAD-II") of 16 April 2014, on criminal sanctions for market abuse (market abuse directive);

DIRECTIVE 2014/65/EU (OR "DIRECTIVE MIFID-II") of 15 may 2014, on markets in Financial Instruments;

IMPLEMENTING DIRECTIVE (EU) 2015/2392 of 17 December 2015, as regards reporting to Competent Authorities of actual or potential infringements of "MAR";

FINAL REPORT ESMA/2015/1455 of 28 September 2015, concerning "Draft technical standards on the Market Abuse Regulation";

MAR GUIDELINES ESMA/2016/1478 of 20 October 2016, concerning "Delay in the disclosure of inside information";

MAR GUIDELINES ESMA/2016/1477 of 10 November 2016, concerning "Persons receiving market soundings";

ESMA'S Q&A on the Market Abuse Regulation, as update by ESMA from time to time

11.2 National sources

TUF – Legislative Decree No. 58 of 24 February 1998 and subsequent amendments and inclusions (Consolidated Law on financial intermediation);

LEGISLATIVE DECREE N. 231/2001 – Legislative decree No. 231 of June 8 2001 and subsequent amendments and inclusions, concerning the administrative responsibility of the companies and institutions;

CONSOB REGULATION ON ISSUERS – Regulations implementing the provision on issuers of legislative decree No. 58 of February 24 1998 (Consob Regulation No. 11971 of May 14 1999 and subsequent amendments and inclusions);

RULES OF THE MARKETS – Rules of the markets organized and managed by Borsa Italiana SpA;

INSTRUCTIONS TO MARKETS RULES OF BORSA- Instructions issued by Borsa Italiana SpA implementing the Rules of the markets organized and managed by the Borsa Italiana S.p.A.;

CONSOB COMMUNICATION No. 0110351 of 14 December 2016 "Implementation of ESMA Guidelines concerning persons receiving market soundings", pursuant to MAR;

CONSOB COMMUNICATION No. 0110353 of 14 December 2016 "On the implementation of ESMA Guidelines concerning the delay in the disclosure of inside information", pursuant to MAR;

CONSOB GUIDELINES – Guidelines concerning "Management of Inside Information" adopted by Consob on 13 October 2017;

CORPORATE GOVERNANCE CODE - Corporate Governance Code of Companies listed, as adopted by Eni S.p.A.;

MODEL 231 AND CODE OF ETHICS OF ENI SPA The Model, pursuant to Legislative Decree No. 231 of 2001 is adopted by Eni S.p.A., in one with the Code of Ethics, including the document "Sensitive Activities and specific control standards of Model 231".

Management System Guideline

Market Information Abuse (Issuers)

Managers' Transactions and Blocking Period

Annex C

The English text is a translation from the Italian.

For any conflict or discrepancies between the two texts the Italian document shall prevail.

eni

Annex C – Managers' Transactions and Blocking Period

Annex C – Managers' Transactions and Blocking Period

1. INTRODUCTION

1.1. Purpose of the document

The purpose of this annex is, as indicated in section 7 of the Management System Guideline "Market Information Abuse (Issuers)" (hereinafter "MSG"), to govern the methods of notification and communication, as well as the roles and responsibilities, connected with transactions carried out by the Eni SpA Relevant Persons and the Persons Closely Associated with them, as defined in the MSG, in line with the MAR, the TUF (Consolidated Law on Financial Intermediation) and the Consob Regulation on Issuers (so-called Managers' Transactions).

In particular, the provisions concern the conduct obligations of the aforementioned persons, the methods and timing of the notification of transactions to Eni SpA and to Consob, as well as the prohibition on carrying out transactions in certain periods of the year (Blocking Period).

This Annex also contains:

- the standard for notification to Eni SpA of the transactions carried out by the Eni SpA Relevant Persons and by the Persons Closely Associated with them (Appendix 1);

- the standard for the declaration that must be signed by each Eni SpA Relevant Person by virtue of such qualification or if changes are made to previously communicated data or information contained therein (Appendix 2).

1.2. Scope of application and transposal measures

This Annex applies to Eni SpA and, subject to adoption, without prejudice to the following provisions, to other Eni Issuers.

In particular, pursuant to Article 19, paragraph 4, of the MAR, the provisions contained therein shall apply to Eni Issuers that (i) have requested or approved admission of their Financial Instruments to trading on a Regulated Market; or (ii) in the case of an instrument only traded on an MTF or an OTF, have approved trading of their Financial Instruments on an MTF or an OTF or have requested admission to trading of their Financial Instruments on an MTF.

Eni Issuers other than Eni SpA shall ensure the adoption of this Annex promptly and, in any event, no later than 60 days after its issue or by and no later than 60 days from their establishment, if subsequent to the issue of the Annex, in accordance with the methods described in the Management System Guideline Regulatory System.

Eni Issuers, other than Eni SpA, shall issue their own internal rules establishing the procedures for the implementation of this Annex in accordance with their organisational structure and in compliance with local regulations and any sector regulations applicable to them.

Pursuant to Article 19, paragraph 2 of the MAR, the rules applicable to notifications to the Competent Authority shall be those of the Member State where the Eni Issuer is registered. Where the Eni Issuer is not registered in a Member State, the remaining provisions of Article 19, paragraph 2[(1)] shall apply.

This Annex is immediately applicable for Eni SpA.

The provisions relating to transactions carried out by Relevant Subjects and by Persons Closely Associated with them, in relation to which the specific provisions of the TUF and the Consob Regulation on Issuers apply, are excluded from the scope of this Annex.

The provisions concerning "Managers' Transactions" in respect to the emission allowance market participants are governed by other internal rules under the competence of the Integrated Compliance Department (DICOMP).

Capitalised terms not otherwise defined in this Annex shall have the same meaning as used in the MSG.

(1) Where the issuer is not registered in a Member State, the notification shall be made to the competent authority of the home Member State in accordance with Article 2, paragraph 1, point (i), of Directive 2004/109/EC or, in the absence thereof, to the competent authority of the trading venue.

2. NOTIFICATION OBLIGATIONS

As provided for by the MAR and by paragraph 7 of the MSG, the Eni SpA Relevant Persons and the Persons Closely Associated with them shall notify (i) Eni SpA, which in turn shall notify the public, and (ii) Consob, of the Sensitive Transactions, **in accordance with the deadlines and methods referred to in paragraph 2.2 below**, when they reach Euro[2] **20,000**[3] within the space of a year and, **once the Euro 20,000 have been reached, each additional transaction**, regardless of amount, **within the space of a year.**[4]

2.1. Sensitive Transactions of Eni SpA

Sensitive Transactions of Eni SpA are those relating to **shares or debt instruments of Eni SpA or derivative instruments or other Financial Instruments connected with them**[5] directly or indirectly carried out by the Relevant Persons of Eni SpA and/or by the Persons Closely Associated with them, on their own account or for the account of a third party.

By way of example but not limited to, **Sensitive Transactions** for notification purposes are[6]:

a) the assignment as collateral (including pledging) or borrowing or lending by or on behalf of a Eni SpA Relevant Person or a Person Closely Associated with such a person. There is no need to notify a pledge, or similar security interest, made in connection with a deposit in a custody account, as long as such pledge or similar security interest is designated to secure a specific credit facility;

b) transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of the Eni SpA Relevant Person or of a Person Closely Associated with such a person, including where discretion is exercised, in particular with reference to transactions carried out:

1) by the managers of a **collective**[7] investment undertaking. Transactions executed by them do not need to be notified where the manager of the collective investment undertaking operates

[2] ESMA has clarified that if transactions are carried out in a currency which is not the Euro, the exchange rate to be used to determine if the threshold of Euro 20,000 is reached is the official daily spot foreign exchange rate which is applicable at the end of the business day when the transaction is conducted. Where available, the daily Euro foreign exchange reference rate published by the European Central Bank on its website shall be used.

[3] ESMA has clarified that in calculating the threshold of Euro 20,000, transactions carried out by the Relevant Person and by the Persons Closely Associated with the same should not be aggregated.

[4] "Year" means the period between 1 January and 31 December of each year.

[5] Including cash-settled transactions (see Article 10, paragraph 2, point d) of Regulation no. 522/2016).

[6] See Article 19, paragraph 7, of the MAR and Article 10 of Regulation no. 522/2016.

[7] This also includes (i) "transactions in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council, insofar as required by Article 19 of the MAR"; (ii) "transactions carried out by an AIF manager insofar as required by Article 19 of the MAR".

with full discretion, which excludes the manager receiving any instructions or suggestions on portfolio composition directly or indirectly from investors in that collective investment undertaking;

2) within the scope of an asset management mandate or the management of a portfolio on an **individual** basis.

In addition, pursuant to Article 19 of the MAR, the notification requirement referred to above **shall not apply** if, at the time of the transaction, it concerns a unit or a share of a collective investment undertaking or of an asset portfolio (i) in which the exposure to the shares or debt instruments of Eni SpA does not exceed 20% of the asset portfolio; or (ii) the Relevant Person of Eni SpA or the Persons Closely Associated with the same do not know, and could not know, the investment composition or the exposure to the shares or debt instruments of Eni SpA, and furthermore there is no reason for that person to believe that shares or debt instruments of Eni SpA exceed the thresholds referred to in paragraphs a) or b). "If information regarding the composition of the investments of the collective investment undertaking or exposure to the portfolio of assets is available, the Eni SpA Relevant Person or the Persons Closely Associated with the same makes all reasonable efforts to avail themselves of that information".

c) "transactions made under a life insurance policy where:

1) the policyholder is a Eni SpA Relevant Person or a Person Closely Associated with such person;

2) the investment risk is borne by the policyholder; and

3) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding the specific instruments for that life insurance policy";

d) the acquisition, disposal, short sale, subscription (e.g. capital increase) or exchange, automatic or non-automatic conversion including the exchange of convertible bonds to shares;

e) the subscription or "exercise of a stock option, including a stock option granted to managers or to employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option"[8];

[8] ESMA has clarified that the rationale underlying the obligation to notify Sensitive Transactions is mainly to prevent insider dealing and to provide investors with highly valuable source of information. The fact that a Relevant Person, within the scope of his remuneration package, is entitled to receive shares upon the occurrence of certain conditions, is not covered by the rationale behind the aforementioned notification obligation. Therefore, pursuant to Article 19, paragraph 1, of the MAR and point (j) below, the Relevant Person shall proceed with the notification only upon the occurrence of the conditions and the actual execution of the transaction. ESMA also clarified that, in the case of granting to Relevant Persons of option rights for free, for the purpose of calculating the threshold of Euro 20,000, the value of the aforementioned transactions, shall be

f) entering into or exercise equity swaps;

g) entering into a contract for difference;

h) "acquisition, disposal or exercise of rights, including put and call options and warrants";

i) credit default swap;

j) conditional transactions upon the occurrence of the conditions and the actual execution of the transactions;

k) "gift and donations made or received, and inheritances received"[9];

l) "transactions executed in index-related products, baskets and derivative, insofar as required by Article 19 of the MAR".

2.2 Notification content, deadlines and modalities

Each notification shall contain the following information:

a) the name of the Eni SpA Relevant Person or of the Person Closely Associated with the same;

b) the reason for the notification;

c) the name of the Issuer (Eni SpA);

d) the description and the identifier of the shares or debt instruments or other Financial Instruments connected with them;

e) the nature of the Sensitive Transaction or Sensitive Transactions (e.g. acquisition or disposal), indicating whether they it is linked to the exercise of share option programmes or to the specific examples referred to in points a) to c) of paragraph 2.1 above;

f) the date[10] and the place of the Sensitive Transaction or Sensitive Transactions;

calculated on the basis of the economic value assigned to the aforementioned option rights by the Issuer itself when granting them. If such an economic value is not known, the price to consider should be based on an option price model that is generally accepted. However, when a notification has to be made in accordance with the notification obligation referred to in this paragraph, the price field for option rights granted for free is expected to be populated with 0 (zero).

[9] ESMA has clarified that, for the purpose of calculating the threshold of Euro 20,000 , the value of donations, gift and inheritances is the last published price of the Financial Instrument concerned on the date on which the transaction took place or, where such price is not available that day, the last published price. However, when a notification has to be made in accordance with the notification obligation referred to in this paragraph, the price field for a gift, donation and inheritance is expected to be populated with 0 (zero).

[10] See Article 19, paragraph 7, of the MAR, as supplemented by Regulation (EU) 1011/2016. Consob has also clarified that there are no reasons to depart from the orientation already expressed in communication no. DME/6027054 of 28 March 2006,

g) the price and the volume of the Sensitive Transaction or Sensitive Transactions.

In the case of assignment as collateral whose modalities provide for its value to change, this circumstance should be disclosed together with its value at the date of the pledge.

In order to support the obligations related to Managers' Transactions provisions:

- **the Eni SpA Relevant Persons and/or the natural Persons Closely Associated with them** shall notify Eni SpA promptly, and in any case within 1 business day from the date[11] of the Sensitive Transaction, of the execution of that Sensitive Transaction. Eni SpA shall communicate such information to the public and to Consob in accordance with the provisions of law;

- **legal Persons Closely Associated with a Eni SpA Relevant Person** shall notify execution of the Sensitive Transaction (i) to Consob within 3 business days of the date[12] of the Sensitive Transaction and (ii) to Eni SpA within 1 business day (where possible, but no later than 2 business days) of the date[13] of that Sensitive Transaction. Eni Spa shall inform the public in accordance with the provisions of law[14].

The template for fulfilling the notification obligations is contained in Appendix 1. The email addresses of Eni SpA to which the notifications shall be sent are indicated in Appendix 2.

by virtue of which for transactions carried out as part of an individual management relationship of investment portfolios, in the event that they do not derive from an instruction of the client, the disclosure obligations shall take effect from the date on which the client receives the communication from the intermediary of such transactions.

[11] According to Consob instructions, the notification deadlines exclude Saturdays, Sundays and any other bank holidays.

[12] According to Consob instructions, the notification deadlines exclude Saturdays, Sundays and any other bank holidays.

[13] According to Consob instructions, the notification deadlines exclude Saturdays, Sundays and any other bank holidays.

[14] According to Consob instructions, the notification deadlines exclude Saturdays, Sundays and any other bank holidays.

3. OBLIGATIONS OF THE COMPLIANCE AIM FUNCTION

The Compliance AIM function, for the Issuer Eni SpA, using the channels established by current law and regulations:

a) shall notify the Eni SpA Relevant Persons in writing with regard to their obligations and those of the Persons Closely Associated with them pursuant to Article 19 of the MAR and related implementing regulations, as well as of the MSG, specifying the deadlines and operating modalities and requesting, at the time of on the assumption of the role/office and periodically to each Eni SpA Relevant Person, by means of a specific declaration, to:

- confirm acceptance of the obligations provided for in this Annex in writing;

- provide in writing the names of the Persons Closely Associated with them, providing timely updating of such names and related data;

- notify the respective Closely Associated Persons of their obligations in writing (keeping a copy of the notification);

b) on the basis of the information received pursuant to the preceding point, stores the declarations received and prepares, with means that permit appropriate storage, a list of the Eni SpA Relevant Persons and of the Persons Closely Associated with them, in accordance with the template in Appendix 2;

c) ensures compliance with the public disclosure obligations regarding Sensitive Transactions notified through the function responsible for External Communication - Media Relations, by way of publication in the dedicated section on the Eni SpA website in a timely manner and no later than three business days from the date of the Sensitive Transaction;

d) ensures, through the Office of the Company Secretary of Eni SpA, for natural persons, compliance with the disclosure obligations to Consob in a timely manner and no later than three business days from the date of the Sensitive Transaction in accordance with the template in Appendix 2.

The Relevant Persons and the Persons Closely Associated with them shall only disclose the data necessary to achieve the purposes described in the informational document provided to them and published on the website www.eni.com. The data and information shall be acquired and processed in compliance with the law governing the processing of personal data.

4. BLOCKING PERIOD

The Eni SpA Relevant Persons shall not conduct any Sensitive Transactions, on their own account or for the account of a third party, directly or indirectly, during a period of 30 calendar days before the announcement[1] of a preliminary / year-end financial report , half-yearly and quarterly financial report[2] (Blocking Period)[3].

The dates relating to the Blocking Period mentioned above shall be obtained - for Eni SpA - from the Financial Calendars/Corporate Event Calendars, published on the company's website. The same dates shall also be communicated to the Eni SpA Relevant Persons by the Corporate Affairs and Governance department and/or by the Compliance AIM function.

The Board of Directors of Eni SpA, on the basis of proposal by the Chief Executive Officer, having consulted the Chief Financial Officer may establish other periods during which the Eni SpA Relevant Persons shall not conduct any Sensitive Transactions, at the same time communicating them to the interested parties through the Corporate Affairs and Governance department and/or the Compliance AIM function.

4.1. Exceptional derogation from the prohibition to trade

That said, exceptionally, in the circumstances and conditions described below, a Eni SpA Relevant Person may be authorised to trade during a Blocking Period.

In particular, when there is no Eni Inside Information, the Chief Executive Officer of Eni SpA, having consulted the Chief Financial Officer and other competent functions, if any, considering the specific Sensitive Transaction, may authorise[4] a Eni SpA Relevant Person [5], on the basis of a duly-reasoned prior written request by the latter, to trade on his/her own account or for the account of a third party during a Blocking Period:

[1] ESMA has clarified that the term "announcement" means the public statement whereby the issuer announces the information included in the financial report. The date when the announcement is made is the end date of the Blocking Period.

[2] ESMA has clarified that, with particular reference to the year-end financial report, the announcement is the public statement whereby the issuer, in advance to the publication of the final year-end report, announces the preliminary financial results agreed by the Board of Directors, that will be included in the year-end report, only if the disclosed preliminary results contain all the key information relating to the financial figures expected to be included in the year-end financial report. In the event the information announced in such way changes after its publication, this will not trigger another Blocking Period but should be addressed in accordance with Art. 17 of the MAR and paragraphs 3 and 4 of the MSG.

[3] The Blocking Period shall also apply in the context of the management of an investment portfolio on an individual basis. To this end, the Relevant Persons shall provide instructions in this regard to their managers and communicate the start of the Blocking Periods to them in advance.

[4] Pursuant to the provisions of Article 19, paragraph 12, of the MAR and of Regulation (EU) 522/2016.

[5] With the exception of the Chief Executive Officer himself.

a) (i) on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares; or (ii) due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change, in the presence of the circumstances and conditions referred to in Article 9 of Regulation (EU) 522/2016[6]; and

b) provided that the Eni SpA Relevant Person is able to demonstrate that the transaction cannot be executed in another moment in time than during a Blocking Period.

In the case referred to in the point a) i) above:

- the request for authorisation to proceed with immediate sale of the shares shall contain (i) a description of the envisaged transaction and (ii) an explanation of why the sale of the shares is the only reasonable alternative to obtain the necessary financing;

[6] With reference to the transactions referred to in point a)(ii), in addition to Article 9 of Regulation (EU) 522/2016, the interpretations of ESMA shall also apply. In particular, Article 9 provides that "the issuer shall have the right to permit the person discharging managerial responsibilities within the issuer to trade on its own account or for the account of a third party during a closed period, including but not limited to circumstances where that person discharging managerial responsibilities: a) had been awarded or granted financial instruments under an employee scheme, provided that the following conditions are met: i) the employee scheme and its terms have been previously approved by the issuer in accordance with national law and the terms of the employee scheme specify the timing of the award or the grant and the amount of financial instruments awarded or granted, or the basis on which such an amount is calculated and given that no discretion can be exercised; ii) the person discharging managerial responsibilities does not have any discretion as to the acceptance of the financial instruments awarded or granted; b) had been awarded or granted financial instruments under an employee scheme that takes place in the closed period provided that a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the financial instruments are granted and the amount of financial instruments to be awarded, the award or grant of financial instruments takes place under a defined framework under which any inside information cannot influence the award or grant of financial instruments; c) exercises options or warrants or conversion of convertible bonds assigned to him under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a closed period, as well as sales of the shares acquired pursuant to such exercise or conversion, provided that all of the following conditions are met: i) the person discharging managerial responsibilities notifies the issuer of its choice to exercise or convert at least four months before the expiration date; ii) the decision of the person discharging managerial responsibilities is irrevocable; iii) the person discharging managerial responsibilities has received the authorisation from the issuer prior to proceed; d) acquires the issuer's financial instruments under an employee saving scheme, provided that all of the following conditions are met: i) the person discharging managerial responsibilities has entered into the scheme before the closed period, except when it cannot enter into the scheme at another time due to the date of commencement of employment; ii) the person discharging managerial responsibilities does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the closed period; iii) the purchase operations are clearly organised under the scheme terms and that the person discharging managerial responsibilities has no right or legal possibility to alter them during the closed period, or are planned under the scheme to intervene at a fixed date which falls in the closed period; e) transfers or receives, directly or indirectly, financial instruments, provided that the financial instruments are transferred between two accounts of the person discharging managerial responsibilities and that such a transfer does not result in a change in price of financial instruments; f) acquires qualification or entitlement of shares of the issuer and the final date for such an acquisition, under the issuer's statute or by-law falls during the closed period, provided that the person discharging managerial responsibilities submits evidence to the issuer of the reasons for the acquisition not taking place at another time, and the issuer is satisfied with the provided explanation."

Annex C – Managers' Transactions and Blocking Period

- the circumstances shall be considered to be exceptional when they are extremely urgent, unforeseen and compelling and where their cause is external to the Eni SpA Relevant Person and the same has no control over them;

- when examining whether the circumstances described by the Relevant Persons in the abovementioned written requests are exceptional, it shall be taken into account, among other indicators, whether and to the extent to which the Eni SpA Relevant Person :

1. is at the moment of submitting the request facing a legally enforceable financial commitment or claim;

2. has to fulfil, or is in a situation entered into before the beginning of the Blocking Period and requiring the payment of sum to a third party, including tax liability, and cannot reasonably satisfy a financial commitment or claim by means other than immediate sale of shares.

Without prejudice to the provisions regarding the prohibition on insider dealing, unlawful disclosure of Inside Information and market manipulation.

Annex C – Managers' Transactions and Blocking Period

Appendix 1

(Commission Implementing Regulation (EU) 2016/523 of 10 March 2016)

Template for notification and public disclosure of transactions by persons discharging managerial responsibilities and by persons closely associated with them[7].

1	**Details of the person discharging managerial responsibilities/person closely associated**	
a)	Name	*[For natural persons: the first name and the last name(s).]* *[For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.]*
2	**Reason for the notification**	
a)	Position/status	*[For persons discharging managerial responsibilities: the position occupied within the issuer, emission allowances market participant/auction platform/auctioneer/auction monitor should be indicated, e.g. CEO, CFO.]* *[For persons closely associated,* — *An indication that the notification concerns a person closely associated with a person discharging managerial responsibilities;* — *Name and position of the relevant person discharging managerial responsibilities.]*
b)	Initial notification/Amendment	*[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.]*

[7] The provisions concerning "Managers' Transactions" relating to participants in the emission allowance market are governed by other internal rules under the responsibility of the Integrated Compliance department (DICOMP).

Annex C – Managers' Transactions and Blocking Period

3	**Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor**	
a)	Name	*[Full name of the entity.]*
b)	LEI	*[Legal Entity Identifier code in accordance with ISO 17442 LEI code.]*
4	**Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted**	
a)	Description of the financial instrument, type of instrument Identification code	*[— Indication as to the nature of the instrument:* *— a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;* *— an emission allowance, an auction product based on an emission allowance or a derivative relating to an emission allowance.* *— Instrument identification code as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]*
b)	Nature of the transaction	*[Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/522* (1) *adopted under Article 19(14) of Regulation (EU) No 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014.*

<table>
<tr><td></td><td></td><td>Pursuant to Article 19(6)(e) of Regulation (EU) No 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.]</td></tr>
<tr><td>c)</td><td>Price(s) and volume(s)</td><td>
<table>
<tr><th>Price(s)</th><th>Volume(s)</th></tr>
<tr><td></td><td></td></tr>
</table>
[Where more than one transaction of the same nature (purchases, sales, lendings, borrows, ...) on the same financial instrument or emission allowance are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two columns form as presented above, inserting as many lines as needed.
Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]
</td></tr>
<tr><td>d)</td><td>Aggregated information
— Aggregated volume
— Price</td><td>
[The volumes of multiple transactions are aggregated when these transactions:
— relate to the same financial instrument or emission allowance;
— are of the same nature;
— are executed on the same day; and
— are executed on the same place of transaction.
Using the data standard for quantity, including where applicable the quantity currency, as defined under
</td></tr>
</table>

		Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.] *[Price information:* — *In case of a single transaction, the price of the single transaction;* — *In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.* *Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]*
e)	Date of the transaction	*[Date of the particular day of execution of the notified transaction.* *Using the ISO 8601 date format: YYYY-MM-DD; UTC time.]*
f)	Place of the transaction	*[Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014, or*

		if the transaction was not executed on any of the above mentioned venues, please mention 'outside a trading venue'.]

(1) Commission Delegated Regulation (EU) 2016/522 of 17 December 2015 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council as regards an exemption for certain third countries public bodies and central banks, the indicators of market manipulation, the disclosure thresholds, the competent authority for notifications of delays, the permission for trading during closed periods and types of notifiable managers' transactions (see page 1 of this Official Journal).

Appendix 2

Declaration pursuant to Article 19 of Regulation EU no. 596/2014 on market abuse ("MAR")

I, the undersigned, ………………, born in …., on….. tax ID no.…., in my capacity as….., having acknowledged of my status as a Relevant Person[1] pursuant to the "Managers' transactions" provisions[2] , hereby declare that I undertake to comply with the obligations established by the aforementioned provisions, which I declare to have read, and in particular:

1. comply with:

- the obligation to notify to Eni within one business day (excluding Saturdays) from the date of execution of the transaction, using the appropriate form (Form 1), of transactions[3] in Eni's

[1] **Relevant Persons** are persons "exercising administrative, control or management functions" and, therefore, for Eni SpA, are the members of the Board of Directors and of the Board of Statutory Auditors of Eni SpA, the Magistrate of the Court of Auditors, responsible for controlling the financial management of Eni SpA; the General Managers; the members of the Management Committee of Eni SpA and, in any case, the Managers who directly report to the Chief Executive Officer or to the Chairman.

[2] Article 19 of the MAR, Regulations (EU) 522/2016 and 523/2016 and Article 152-quinquies.1 of the Consob Regulation on Issuers.

[3] Article 10 of Regulation EU 522/2016 "**Notifiable transactions**"- "Pursuant to Article 19 of Regulation (EU) No 596/2014 and in addition to transactions referred to in Article 19(7) of that Regulation, persons discharging managerial responsibilities within an issuer or an emission allowance market participant and persons closely associated with them shall notify the issuer or the emission allowance market participant and the competent authority of their transactions. Those notified transactions shall include all transactions conducted by persons discharging managerial responsibilities on their own account relating, in respect of the issuers, to the shares or debt instruments of the issuer or to derivatives or other financial instruments linked thereto, and in respect of emission allowance market participants, to emission allowances, to auction products based thereon or to derivatives relating thereto. 2. Those notified transactions shall include the following: (a) acquisition, disposal, short sale, subscription or exchange; (b) acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option; (c) entering into or exercise of equity swaps; (d) transactions in or related to derivatives, including cash-settled transaction; (e) entering into a contract for difference on a financial instrument of the concerned issuer or on emission allowances or auction products based thereon; (f) acquisition, disposal or exercise of rights, including put and call options, and warrants; (g) subscription to a capital increase or debt instrument issuance; (h) transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps; (i) conditional transactions upon the occurrence of the conditions and actual execution of the transactions; (j) automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares; (k) gifts and donations made or received, and inheritance received; (l) transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of Regulation (EU) No 596/2014; (m) transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council , insofar as required by Article 19 of Regulation (EU) No 596/2014; (n) transactions executed by manager of an AIF in which the person discharging managerial responsibilities or a person closely associated with such a person has invested, insofar as required by Article 19 of Regulation (EU) No 596/2014; (o) transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a person discharging managerial responsibilities or a person closely associated with such a person; (p) borrowing or lending of shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto.". Article 19 of the MAR, as amended by Article 56 of Regulation EU 2016-1011, provides in Article 1a that: "The notification obligation referred to in paragraph 1 shall not apply to transactions in financial instruments linked to shares or to debt instruments of the issuer referred to in that paragraph where at the time of the transaction any of the following conditions is met: (a) the financial instrument is a unit or share in a collective investment

shares, debt instruments, derivatives or other financial instruments linked to them, carried out by the undersigned when they reach Euro 20,000[4] , within the space of a year, and, once the Euro 20,000 have been reached, each additional transaction, regardless of amount, within a space of a year, for the purposes of compliance by Eni with the obligations to notify Consob (on behalf of the undersigned) and the public;

- the prohibition of the undersigned from carrying out the aforementioned transactions during the 30 calendar days before the announcement of a preliminary / year-end financial report, half-yearly and quarterly financial report (the "blocking period"),[5] without prejudice to authorization by Eni in accordance with the provisions of Article 19, paragraph 12, of the MAR and of Regulation EU 522/2016;

2. undertake to communicate the data required in Form 2 for the purpose of draw up the list - provided for by Article 19, paragraph 5, of the MAR[6] - of the Persons Closely Associated with the undersigned[7] and to update and supplement such information when requested and, in any case, in case of change;

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undertaking in which the exposure to the issuer's shares or debt instruments does not exceed 20% of the assets held by the collective investment undertaking; (b) the financial instrument provides exposure to a portfolio of assets in which the exposure to the issuer's shares or debt instruments does not exceed20 % of the portfolio's assets; (c) the financial instrument is a unit or share in a collective investment undertaking or provides exposure to a portfolio of assets and the person discharging managerial responsibilities or person closely associated with such a person does not know, and could not know, the investment composition or exposure of such collective investment undertaking or portfolio of assets in relation to the issuer's shares or debt instruments, and furthermore there is no reason for that person to believe that the issuer's shares or debt instruments exceed the thresholds in point (a) or (b). If information regarding the investment composition of the collective investment undertaking or exposure to the portfolio of assets is available, then the person discharging managerial responsibility or person closely associated with such a person shall make all reasonable efforts to avail themselves of that information.". Furthermore, the same Article 19, paragraph 7, provides that: "For the purposes of point (b), transactions executed in shares or debt instruments of an issuer or derivatives or other financial instruments linked thereto by managers of a collective investment undertaking in which the person discharging managerial responsibilities or a person closely associated with them has invested do not need to be notified where the manager of the collective investment undertaking operates with full discretion, which excludes the manager receiving any instructions or suggestions on portfolio composition directly or indirectly from investors in that collective investment undertaking."Consob has also clarified that "***for transactions carried out as part of an individual management of investment portfolios, in the event that they do not derive from an instruction of the client, the disclosure obligations shall take effect from the date on which the client receives the communication from the intermediary of those transactions***".

[4] In calculating the threshold of Euro 20,000 the transactions carried out by the Relevant Person and by the Person Closely Associated with the same should not be aggregated.

[5] The Blocking Period shall also apply in the context of the management of an investment portfolio on an individual basis. To this end, Relevant Persons shall provide instructions in this regard to their managers as well as communicate the start of the Blocking Periods to the same in advance.

[6] Pursuant to Article 19, paragraph 5, of the MAR "Issuers and emission allowance market participants shall draw up a list of all persons discharging managerial responsibilities and persons closely associated with them."

[7] Pursuant to Art. 3(1)(26) of the MAR, the following are **Persons Closely Associated** with the Relevant Person: "a) a spouse, or a partner considered to be equivalent to a spouse in accordance with national law; (b) a dependent child, in accordance with national law; (c) a relative who has shared the same household for at least one year on the date of the transaction concerned; or (d) a legal person, trust or partnership, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to in point (a), (b) or (c), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those

Annex C – Managers' Transactions and Blocking Period

3. undertake to notify in writing the Persons Closely Associated with themselves the obligations to notify the transactions referred to in point 1, first paragraph, of this document[8], keeping a copy of the notification and warning them that (i) legal persons must notify Consob within three business days of the execution of the transaction, and Eni, where possible, within one business day (excluding Saturdays) of the execution of the transaction (but in any case, no later than two business days, excluding Saturdays). Eni shall inform the public pursuant to the law; (ii) natural persons may only notify Eni, within one business day (excluding Saturdays) of the execution of the transaction, directly or through the undersigned (who undertakes to communicate it to Eni on the same day). Eni shall inform Consob (on behalf of the person associated with the undersigned) and the public in accordance with the law.

All communications to Eni referred to herein shall be sent via e-mail to **segreteriasocietaria.internaldealing@eni.com**.

[....]

of such a person". On 6 July 2017, ESMA clarified that "managerial responsibilities" means cases in which the Relevant Person or the Natural Person Closely Associated with the Relevant Person takes part in or influences the decisions of another legal person, trust or partnership ("legal entity") in order to carry out transactions in the issuer's financial instruments. The following is the original text of the ESMA clarification: "*the reference to 'the managerial responsibilities of which are discharged' in Article 3(1)(26)(d) of MAR should be read to cover those cases where a PDMR within an issuer (or a closely associated natural person) takes part in or influences the decisions of another legal person, trust or partnership (hereinafter "legal entity") to carry out transactions in financial instruments of the issuer. For example, in the case of mere cross board membership, where a person sits in the administrative, management or supervisory body of an issuer and also in the board of another legal entity where they exercise executive or non-executive functions, without however taking part nor influencing the decisions of that legal entity to carry out transactions in financial instruments of the issuer, then that person should not be considered discharging managerial responsibilities within that legal entity for the purposes of Article 3(1)(26)(d) of MAR. Therefore, that legal entity should not be subject to the notification obligations under Article 19(1) of MAR, unless it is directly or indirectly controlled by, is set up for the benefit of, or its economic interests are substantially equivalent to those of that person*".

[8] See note 3.

Annex C – Managers' Transactions and Blocking Period

Form 1

Template for notification and public disclosure of transactions by persons by persons discharging managerial responsibilities and by persons closely associated with them.

1	**Details of the person discharging managerial responsibilities/person closely associated**	
a)	Name	*[For natural persons: the first name and the last name(s).]* *[For legal persons: full name including legal form as provided for in the register where it is incorporated, if applicable.]*
2	**Reason for the notification**	
a)	Position/status	*[For persons discharging managerial responsibilities: the position occupied within the issuer, emission allowances market participant/auction platform/auctioneer/auction monitor should be indicated, e.g. CEO, CFO.]* *[For persons closely associated,* — *An indication that the notification concerns a person closely associated with a person discharging managerial responsibilities;* — *Name and position of the relevant person discharging managerial responsibilities.]*
b)	Initial notification/Amendment	*[Indication that this is an initial notification or an amendment to prior notifications. In case of amendment, explain the error that this notification is amending.]*
3	**Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor**	

Annex C – Managers' Transactions and Blocking Period

a)	Name	*[Full name of the entity.]*
b)	LEI	*[Legal Entity Identifier code in accordance with ISO 17442 LEI code.]*
4	**Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted**	
a)	Description of the financial instrument, type of instrument Identification code	*[— Indication as to the nature of the instrument:* *— a share, a debt instrument, a derivative or a financial instrument linked to a share or a debt instrument;* *— an emission allowance, an auction product based on an emission allowance or a derivative relating to an emission allowance.* *— Instrument identification code as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]*
b)	Nature of the transaction	*[Description of the transaction type using, where applicable, the type of transaction identified in Article 10 of the Commission Delegated Regulation (EU) 2016/522 (1) adopted under Article 19(14) of Regulation (EU) No 596/2014 or a specific example set out in Article 19(7) of Regulation (EU) No 596/2014.*

		Pursuant to Article 19(6)(e) of Regulation (EU) No 596/2014, it shall be indicated whether the transaction is linked to the exercise of a share option programme.]
c)	Price(s) and volume(s)	<table><tr><th>Price(s)</th><th>Volume(s)</th></tr><tr><td></td><td></td></tr></table> *[Where more than one transaction of the same nature (purchases, sales, lendings, borrows, ...) on the same financial instrument or emission allowance are executed on the same day and on the same place of transaction, prices and volumes of these transactions shall be reported in this field, in a two columns form as presented above, inserting as many lines as needed.* *Using the data standards for price and quantity, including where applicable the price currency and the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]*
d)	Aggregated information — Aggregated volume — Price	*[The volumes of multiple transactions are aggregated when these transactions:* — *relate to the same financial instrument or emission allowance;* — *are of the same nature;* — *are executed on the same day; and* — *are executed on the same place of transaction.*

		Using the data standard for quantity, including where applicable the quantity currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.] *[Price information:* — *In case of a single transaction, the price of the single transaction;* — *In case the volumes of multiple transactions are aggregated: the weighted average price of the aggregated transactions.* *Using the data standard for price, including where applicable the price currency, as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014.]*
e)	Date of the transaction	*[Date of the particular day of execution of the notified transaction.* *Using the ISO 8601 date format: YYYY-MM-DD; UTC time.]*
f)	Place of the transaction	*[Name and code to identify the MiFID trading venue, the systematic internaliser or the organised trading platform outside of the Union where the transaction was executed as defined under Commission Delegated Regulation supplementing Regulation (EU) No 600/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the reporting of*

Annex C – Managers' Transactions and Blocking Period

		transactions to competent authorities adopted under Article 26 of Regulation (EU) No 600/2014, or *if the transaction was not executed on any of the above mentioned venues, please mention 'outside a trading venue'.]*

(1)Commission Delegated Regulation (EU) 2016/522 of 17 December 2015 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council as regards an exemption for certain third countries public bodies and central banks, the indicators of market manipulation, the disclosure thresholds, the competent authority for notifications of delays, the permission for trading during closed periods and types of notifiable managers' transactions (see page 1 of this Official Journal).

Annex C – Managers' Transactions and Blocking Period

Form 2

Information for preparing the list of Persons Closely Associated with the Relevant Person (Article 19 of the MAR)	
Natural persons	Name and surname ……………………………………… Place and date of birth ……………………………………….. Tax ID no. (or equivalent under local law) ……………………………………….
Legal persons, trusts or partnerships	Full company name (including legal status, as indicated in the companies register in which it is registered)

Date and signature (*)

(*) Tick and sign this form even in the case of a negative declaration